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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

U.S. BANCORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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800 Nicollet Mall Minneapolis, Minnesota 55402 (651) 466-3000
March 7, 2008
Dear Shareholders:

You are cordially invited to join us for our 2008 annual meeting of shareholders, which will be held on Tuesday, April 15, 2008, at 11:00 a.m., Pacific time, in the Mayfair Ballroom at The Benson Hotel, 309 Southwest Broadway, Portland, Oregon. For your convenience, a map showing the location of The Benson Hotel is provided on the back of the accompanying proxy statement. Holders of record of our common stock as of February 25, 2008, are entitled to notice of and to vote at the 2008 annual meeting.

The Notice of Annual Meeting of Shareholders and the proxy statement describe the business to be conducted at the meeting. We also will report at the meeting on matters of current interest to our shareholders.
The proxy statement contains two shareholder proposals which your Board of Directors believes are not in the best interests of our shareholders. Your Board urges you to vote against these proposals.

We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure that they are represented at the meeting. You may submit your proxy vote by telephone or internet as described in the following materials or by completing and signing the enclosed proxy card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

If your shares are held in the name of a broker, trust, bank or other nominee, you will need proof of ownership to be admitted to the meeting, as described under "How can I attend the meeting?" on page 4 of the proxy statement.
We look forward to seeing you at the annual meeting.
Sincerely,

Richard K. Davis Chairman, President and Chief Executive Officer

800 Nicollet Mall Minneapolis, Minnesota 55402 (651) 466-3000
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Date and Time:	Tuesday, April 15, 2008, at 11:00 a.m. Pacific time
Place:	The Benson Hotel Mayfair Ballroom 309 Southwest Broadway Portland, Oregon 97205
Items of Business:	1. The election of five directors, each for a one-year term.
2. The ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2008.

3. A shareholder proposal urging our Board of Directors to establish a policy that our shareholders be given an opportunity to annually ratify the compensation paid to the executive officers named in our proxy statement.
4. A shareholder proposal urging our Board of Directors to establish a policy separating the roles of the Chairman of the Board and the Chief Executive Officer.
5. Any other business that may properly be considered at the meeting or any adjournment of the meeting.
Record Date:	You may vote at the meeting if you were a shareholder of record at the close of business on February 25, 2008.
Voting by Proxy:
If you cannot attend the annual meeting in person, you may vote your shares by telephone or internet by no later than 11:59 p.m. Eastern time on April 14, 2008 (as directed on the enclosed proxy card), or by completing, signing and promptly returning the enclosed proxy card by mail. We encourage you to vote by telephone or internet in order to reduce our mailing and handling expenses. If you choose to submit your proxy by mail, we have enclosed an envelope for your use, which is prepaid if mailed in the United States.
By Order of the Board of Directors

Lee R. Mitau Secretary
March 7, 2008

PROXY STATEMENT
TABLE OF CONTENTS

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
What is the purpose of the meeting?	1
Who is entitled to vote at the meeting?	1
What are my voting rights?	1
How many shares must be present to hold the meeting?	1
How do I vote my shares?	1
What is a proxy?	2
What is a proxy statement?	2
What is the difference between a shareholder of record and a "street name" holder?	2
How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan?	2
What does it mean if I receive more than one proxy card?	2
Can I vote my shares in person at the meeting?	2
What vote is required for the election of directors or for a proposal to be approved?	3
How are votes counted?	3
Who will count the vote?	3
How does the Board recommend that I vote?	3
What if I do not specify how I want my shares voted?	4
Can I change my vote after submitting my proxy?	4
Will my vote be kept confidential?	4
How can I attend the meeting?	4
Who pays for the cost of proxy preparation and solicitation?	5
What are the deadlines for submitting shareholder proposals for the 2009 annual meeting?	5
How can I communicate with U.S. Bancorp's Board of Directors?	5
How can I elect to access proxy statements and annual reports electronically instead of receiving paper copies through the mail?	6
Do you have plans to implement the new rules that allow companies to direct their shareholders to an on-line copy of the proxy materials, rather than sending them paper copies?	6
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	7
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	8
PROPOSAL 1—ELECTION OF DIRECTORS	9
DIRECTOR NOMINEES FOR TERMS ENDING IN 2009	9

i

DIRECTORS WITH TERMS ENDING IN 2009	11
DIRECTORS WITH TERMS ENDING IN 2010	12
CORPORATE GOVERNANCE	13
Director Independence	13
Director Qualifications and Selection Process	14
Board Meetings and Committees	15
Role of Lead Director	18
Majority Vote Standard for Election of Directors	18
Executive Sessions of the Board	19
Director Policies	19
EXECUTIVE COMPENSATION	19
Compensation Discussion and Analysis	19
Compensation Committee Report	32
Summary Compensation Table	33
Grants of Plan-Based Awards	35
Outstanding Equity Awards at Fiscal Year-End	36
Option Exercises and Stock Vested	38
Pension Benefits	38
Nonqualified Deferred Compensation	42
Potential Payments Upon Termination or Change-in-Control	43
DIRECTOR COMPENSATION	48
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	52
Compensation Committee Interlocks and Insider Participation	52
Other Transactions	52
Review of Related Person Transactions	52
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR	53
Audit Committee Report	53
Audit Fees	54
Audit-Related Fees	54
Tax Fees	54
All Other Fees	54
Administration of Engagement of Independent Auditor	55
PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR	55

ii

PROPOSAL 3—SHAREHOLDER PROPOSAL TO ESTABLISH A POLICY TO ANNUALLY RATIFY THE COMPENSATION PAID TO THE EXECUTIVE OFFICERS NAMED IN OUR PROXY STATEMENT	56
Shareholder Proposal	56
Board of Directors' Recommendation	57
PROPOSAL 4—SHAREHOLDER PROPOSAL TO ESTABLISH A POLICY SEPARATING THE ROLES OF THE CHAIRMAN OF THE BOARD AND THE CHIEF EXECUTIVE OFFICER	58
Shareholder Proposal	58
Board of Directors' Recommendation	59
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K	60
"HOUSEHOLDING" OF PROXY MATERIALS	60
OTHER MATTERS	61

iii

PROXY STATEMENT
2008 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 15, 2008

        The Board of Directors of U.S. Bancorp is soliciting proxies for use at the annual meeting of shareholders to be held on April 15, 2008, and at any adjournment of the meeting. This proxy statement and the enclosed proxy card are first being mailed or given to shareholders on or about March 7, 2008.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What is the purpose of the meeting?

At our annual meeting, shareholders will act upon the matters outlined in the Notice of Annual Meeting of Shareholders. These matters include the election of directors, ratification of the selection of our independent auditor, and consideration of two shareholder proposals. Also, management will report on our performance during the last fiscal year and, once the business of the annual meeting is concluded, respond to questions from shareholders.

Who is entitled to vote at the meeting?

The Board has set February 25, 2008, as the record date for the annual meeting. If you were a shareholder of record at the close of business on February 25, 2008, you are entitled to vote at the meeting.

As of the record date, 1,732,211,652 shares of our common stock were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 1,732,211,652 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to at least one-third of the voting power of our outstanding shares of common stock as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

  •
  you are present and vote in person at the meeting; or

  •
  you have properly submitted a proxy by mail, telephone or internet.

How do I vote my shares?

If you are a shareholder of record as of the record date, you can give a proxy to be voted at the meeting in any of the following ways:

  •
  over the telephone by calling a toll-free number;

  •
  electronically, using the internet; or

  •
  by completing, signing and mailing the enclosed proxy card.

The telephone and internet voting procedures have been set up for your convenience. We encourage you to save corporate expense by submitting your vote by telephone or internet. The procedures have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. If you are a shareholder of record and you would like to submit your proxy by telephone or internet, please refer to the specific instructions provided on the enclosed proxy card. If you wish to submit your proxy by mail, please return your signed proxy card to us before the annual meeting.

If you hold your shares in "street name," you must vote your shares in the manner prescribed by your broker or other nominee. Your broker or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares, and telephone and internet voting is also encouraged for shareholders who hold their shares in street name.

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your "proxy vote." Two executive officers, Richard K. Davis and Lee R. Mitau, have been designated as the proxies for our 2008 annual meeting of shareholders.

What is a proxy statement?

It is a document that we are required to give you, in accordance with regulations of the Securities and Exchange Commission, when we ask you to designate proxies to vote your shares of our common stock at a meeting of our shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the Securities and Exchange Commission and rules of the New York Stock Exchange.

What is the difference between a shareholder of record and a "street name" holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the voting instruction card provided by it.

How do I vote if my shares are held in the U.S. Bancorp 401(k) Savings Plan?

If you hold any shares in the U.S. Bancorp 401(k) Savings Plan, your completed proxy card or telephone or internet proxy vote will serve as voting instructions to the plan trustee. However, your voting instructions must be received at least five days prior to the annual meeting in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plan in the same proportion as the actual proxy votes submitted by plan participants at least five days prior to the annual meeting.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or, if you submit your proxy vote by telephone or internet, vote once for each proxy card you receive.

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain a signed letter or other document from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may submit a proxy vote as described above, but you may not vote your 401(k) Savings Plan shares in person at the meeting.

What vote is required for the election of directors or for a proposal to be approved?

Election of each director requires that the number of shares voted "FOR" a director nominee must exceed the number of votes cast "AGAINST" that nominee. The affirmative vote of a majority of the voting power of our common stock present and entitled to vote on the matter is required for the ratification of the selection of our independent auditor and the approval of each other proposal.

How are votes counted?

You may vote "FOR," "AGAINST" or "ABSTAIN" for each nominee for the Board of Directors and on the other proposals.

If you submit your proxy but abstain from voting on one or more matters, your shares will be counted as present at the meeting for the purpose of determining a quorum. Shares not present at the meeting and shares voting "ABSTAIN" have no effect on the election of directors. If you abstain from voting on the proposal ratifying the selection of our independent auditor or on either of the shareholder proposals, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker or other nominee, your shares will be considered to be "broker non-votes" and will not be voted on any proposal on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. Shares that constitute broker non-votes will be counted as present at the meeting for the purpose of determining a quorum, but will not be considered entitled to vote on the proposal in question. Your broker or other nominee has discretionary authority to vote your shares on the election of directors and the ratification of Ernst & Young LLP as our independent auditor, even if your broker or other nominee does not receive voting instructions from you. Your broker or other nominee may not vote on either of the shareholder proposals without instructions from you.

Who will count the vote?

Representatives of Broadridge Investor Communication Services, our tabulation agent, will tabulate the votes and act as independent inspectors of election.

How does the Board recommend that I vote?

You will vote on the following management proposals:

  •
  Election of five directors: Douglas M. Baker, Jr., Joel W. Johnson, David B. O'Maley, O'dell M. Owens, M.D., M.P.H. and Craig D. Schnuck; and

  •
  Ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2008.

The Board of Directors recommends that you vote FOR the election of each of the nominees to the Board of Directors, and FOR the ratification of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2008.

You will also vote on the following shareholder proposals:

  •
  A shareholder proposal urging our Board of Directors to establish a policy that our shareholders be given an opportunity to annually ratify the compensation paid to the executive officers named in our proxy statement; and

  •
  A shareholder proposal urging our Board of Directors to establish a policy separating the roles of the chairman of the board and the chief executive officer.

The Board of Directors recommends that you vote AGAINST the shareholder proposals.

What if I do not specify how I want my shares voted?

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want to vote your shares, we will vote your shares:

  •
  FOR the election of all of the nominees for director;

  •
  FOR the ratification of the selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2008;

  •
  AGAINST the shareholder proposal urging our Board of Directors to establish a policy that our shareholders be given an opportunity to annually ratify the compensation paid to the executive officers named in our proxy statement; and

  •
  AGAINST the shareholder proposal urging our Board of Directors to establish a policy separating the roles of the Chairman of the Board and the Chief Executive Officer.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting. If you are a shareholder of record, you may revoke your proxy and change your vote by submitting a later-dated proxy by telephone, internet or mail, or by voting in person at the meeting. Attending the meeting will not revoke your proxy unless you specifically request to revoke it. To request an additional proxy card, or if you have any questions about the annual meeting or how to vote or revoke your proxy, you should write to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, MN 55402 or call (866) 775-9668.

If you are a participant in the U.S. Bancorp 401(k) Savings Plan, you may revoke your proxy and change your vote as described above, but only until April 10, 2008. If you hold your shares in street name, contact your broker or other nominee regarding how to revoke your proxy and change your vote.

Will my vote be kept confidential?

Yes. We have procedures to ensure that, regardless of whether shareholders vote by mail, telephone, internet or in person, all proxies, ballots and voting tabulations that identify shareholders are kept permanently confidential, except as disclosure may be required by federal or state law or as expressly permitted by a shareholder. We also have the voting tabulations performed by an independent third party.

How can I attend the meeting?

You may be asked to present valid picture identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in street name, you also will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your broker or other nominee are examples of proof of ownership.

Please let us know whether you plan to attend the meeting by marking the attendance box on the proxy card or responding affirmatively when prompted during telephone or internet voting.

Who pays for the cost of proxy preparation and solicitation?

We pay for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks or other nominees for forwarding proxy materials to street name holders. We have retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting for a fee of approximately $25,000, plus associated costs and expenses.

We are soliciting proxies primarily by mail. In addition, our directors, officers and regular employees may solicit proxies by telephone, facsimile or personally. These individuals will receive no additional compensation for their services other than their regular salaries.

What are the deadlines for submitting shareholder proposals for the 2009 annual meeting?

In order for a shareholder proposal to be considered for inclusion in our proxy statement for the 2009 annual meeting, the written proposal must be received at our principal executive offices at 800 Nicollet Mall, Minneapolis, Minnesota 55402, Attention: Corporate Secretary, on or before November 7, 2008. The proposal must comply with Securities and Exchange Commission regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

Our bylaws provide that a shareholder may nominate a director for election at the annual meeting or may present from the floor a proposal that is not included in the proxy statement if proper written notice is received by the Secretary of U.S. Bancorp at our principal executive offices in Minneapolis, Minnesota, at least 120 days in advance of the anniversary of the date the proxy statement for the prior year's annual meeting was released to shareholders. For the 2009 annual meeting, notices of director nominations and shareholder proposals to be made from the floor must be received on or before November 7, 2008. The notice must contain the specific information required by our bylaws. You may request a copy of our bylaws by contacting our Corporate Secretary, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, telephone (651) 466-3000. Shareholder proposals and director nominations for which notice is received by us after November 7, 2008, may not be presented in any manner at the 2009 annual meeting.

How can I communicate with U.S. Bancorp's Board of Directors?

You or any other interested party may communicate with our Board of Directors by sending a letter addressed to our Board of Directors, non-management directors, lead director or specified individual directors to:

    The Office of the Corporate Secretary
    U.S. Bancorp
    BC-MN-H210
    800 Nicollet Mall
    Minneapolis, MN 55402

Any such letters will be delivered to the independent lead director or to a specified director if so addressed. Letters relating to accounting matters will also be delivered to our chief risk officer for handling in accordance with the Audit Committee's policy on investigation of complaints relating to accounting matters.

How can I elect to access proxy statements and annual reports electronically instead of receiving paper copies through the mail?

You can request electronic delivery if you are a shareholder of record or if you hold your shares in street name. In fact, we encourage you to request electronic delivery of these documents if you are comfortable with the electronic format because it saves us the expense of printing and mailing the materials to you and helps preserve environmental resources. You can choose this option by:

  •
  following the instructions provided on your proxy card or voter instruction form;

  •
  following the instructions provided when you vote over the internet; or

  •
  going to http://enroll.icsdelivery.com/usb and following the instructions provided.

If you choose to view future proxy statements and annual reports over the internet, you will receive an e-mail message next year containing a link to the internet website where you can access our proxy statement and annual report. The e-mail also will include instructions for voting over the internet. You may revoke this request at any time by following the instructions at http://enroll.icsdelivery.com/usb. Your election to view proxy materials online is permanent unless you revoke it later.

Do you have plans to implement the new rules that allow companies to direct their shareholders to an on-line copy of the proxy materials, rather than sending them paper copies?

As you may have heard, new rules now allow companies to choose to mail their shareholders a notice that their proxy materials can be accessed over the internet, instead of sending a paper copy of the proxy statement and annual report. Shareholders of companies who choose this delivery method can always request delivery of a paper copy of the proxy materials. We have decided not to adopt this new delivery method for this year's annual meeting materials. We are considering carefully how to realize the cost savings opportunity and environmental benefits of avoiding the printing and mailing of these documents to shareholders who do not request paper copies, while still maintaining a meaningful and convenient proxy process for our shareholders.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on April 15, 2008:

        Our proxy statement and 2007 Annual Report are available at www.usbank.com/proxymaterials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Our executive officers and directors are encouraged to own our common stock to further align their interests with our shareholders' interests. These guidelines consist of ownership of (i) stock valued at five times current annual salary for our chief executive officer, (ii) stock valued at four times current annual salary for our other executive officers and (iii) 10,000 shares of stock for our directors.

        The following table shows how many shares of our common stock were beneficially owned as of February 4, 2008, by:

  •
  each current director,

  •
  each of the executive officers named in the Summary Compensation Table in this proxy statement, and

  •
  all of our directors and executive officers as a group.

Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares of common stock owned by them, and such shares are not subject to any pledge.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percent of Common Stock Outstanding
Douglas M. Baker, Jr.	0		*
Victoria Buyniski Gluckman	218,195	(3)	*
Andrew Cecere	1,184,103	(4)	*
William L. Chenevich	1,004,843	(5)	*
Arthur D. Collins, Jr.	176,955	(3)	*
Peter H. Coors	183,711	(3)	*
Richard K. Davis	3,193,122	(6)	*
Joel W. Johnson	166,091	(3)	*
Pamela A. Joseph	604,452	(7)	*
Olivia F. Kirtley	21,274	(3)	*
Jerry W. Levin	207,904	(3)	*
Lee R. Mitau	780,960	(8)	*
David M. Moffett	2,762,755	(9)	*
David B. O'Maley	319,026	(3)(10)	*
O'dell M. Owens, M.D., M.P.H.	146,354	(3)	*
Richard G. Reiten	118,188	(3)	*
Craig D. Schnuck	124,217	(3)(11)	*
Warren R. Staley	175,812	(3)	*
Patrick T. Stokes	133,018	(3)(12)	*
All directors and executive officers as a group (26 persons)	11,227,485	(13)	0.64%

*
Indicates less than 1%.

(1)
Includes the following shares subject to options exercisable within 60 days after February 4, 2008:

Name	Shares	Name	Shares	Name	Shares
Ms. Buyniski Gluckman	131,321	Mr. Johnson	145,027	Mr. O'Maley	128,092
Mr. Cecere	1,050,555	Ms. Joseph	546,931	Dr. Owens	72,974
Mr. Chenevich	920,141	Ms. Kirtley	9,253	Mr. Reiten	72,236
Mr. Collins	143,250	Mr. Levin	148,386	Mr. Schnuck	91,838
Mr. Coors	143,693	Mr. Mitau	622,187	Mr. Staley	158,971
Mr. Davis	2,845,331	Mr. Moffett	2,513,997	Mr. Stokes	80,341
(2)
Some of our directors and officers have deferred cash compensation or stock option gains under our deferred compensation plans. Some of these deferred amounts will be paid out in shares of our common stock upon the director's or officer's retirement or other termination of employment or service with U.S. Bancorp. The number of shares to which the directors and officers would be entitled had their employment or service with U.S. Bancorp terminated as of February 4, 2008, is included in the table, as follows: Ms. Buyniski Gluckman, 6,286 shares; Mr. Davis, 59,266 shares; Mr. Johnson, 3,205 shares; Ms. Kirtley, 3,205 shares; Mr. Moffett, 202,881 shares; Mr. O'Maley, 5,793 shares; Dr. Owens, 58,136 shares; Mr. Reiten, 24,155 shares; and Mr. Stokes, 17,089 shares. The directors and officers have no voting or investment power as to these shares.

(3)
Includes the following number of vested restricted stock units that are distributable in an equivalent number of shares of our common stock when the holder ceases to serve on the Board unless the holder's service is terminated for cause: Ms. Buyniski Gluckman and Mr. Owens, 15,244 units; Messrs. Collins, Levin and Stokes, 18,466 units; Messrs. Coors and O'Maley, 18,143 units; Messrs. Johnson, Reiten and Staley, 12,667 units; Ms. Kirtley, 4,816 units; and Mr. Schnuck, 15,566 units. The directors have no voting or investment power over any of these units.

(4)
Includes 31,175 shares of restricted stock subject to future vesting conditions; 341 shares held by Mr. Cecere's wife, as to which Mr. Cecere has no voting or investment power; and 7,087 shares held in the U.S. Bancorp 401(k) Savings Plan.

(5)
Includes 23,000 shares of restricted stock subject to future vesting conditions; and 2,265 shares held in the U.S. Bancorp 401(k) Savings Plan.

(6)
Includes 27,384 shares of restricted stock subject to future vesting conditions; 60,999 shares held in a trust of which Mr. Davis's wife is trustee and as to which Mr. Davis has no voting or investment power; 168,075 shares held in a trust of which Mr. Davis is trustee; and 10,054 shares held in the U.S. Bancorp 401(k) Savings Plan.

(7)
Includes 29,170 shares of restricted stock subject to future vesting conditions and 1,173 shares held in the U.S. Bancorp 401(k) Savings Plan.

(8)
Includes 12,800 shares of restricted stock subject to future vesting conditions; and 553 shares held in the U.S. Bancorp 401(k) Savings Plan.

(9)
Includes 1,106 shares held in the U.S. Bancorp 401(k) Savings Plan.

(10)
Includes 57,873 shares held in three trusts of which Mr. O'Maley's wife is trustee.

(11)
Includes 9,756 shares held in a trust of which Mr. Schnuck is trustee.

(12)
Includes 17,122 shares held in a trust of which Mr. Stokes is trustee.

(13)
Includes 66,552 shares held in the U.S. Bancorp 401(k) Savings Plan for the accounts of certain executive officers; 235,881 shares of restricted stock subject to future vesting conditions; 180,554 restricted stock units that are distributable in an equivalent number of shares of our common stock; 186,367 shares payable to certain directors and executive officers pursuant to our deferred compensation plan; and 9,313,638 shares subject to options exercisable within 60 days after February 4, 2008. Does not include any of our common stock beneficially owned by Mr. Moffett because he was not one of our executive officers on February 4, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors to file initial reports of ownership and reports of changes in ownership of our securities with the Securities and Exchange Commission. Executive officers and directors are required to furnish us with copies of these reports. Based solely on a review of the Section 16(a) reports furnished to us with respect to 2007 and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors during 2007 were satisfied. During January 2008, due to an administrative error, William L. Chenevich filed a Form 4 report one day late disclosing his award of restricted stock units and stock options.

PROPOSAL 1—ELECTION OF DIRECTORS

        Our Board of Directors currently has 14 members. Until 2007 our Board was divided into three classes and the members of each class were elected to serve a three-year term with the term of office for each class ending in consecutive years. At last year's annual meeting, our shareholders approved amendments to our Restated Certificate of Incorporation that provided for the phased-in elimination of the classification of our Board and the annual election of our directors. These amendments resulted in the directors at our 2008 annual meeting and thereafter being elected to one-year terms, but did not shorten the term of any director elected prior to our 2008 annual meeting.

        Jerry A. Grundhofer served as Chairman and a director during 2007 until his retirement as a director on December 11, 2007. Warren R. Staley, whose term expires at this year's annual meeting, has decided to retire from the Board and is not seeking re-election. The Board of Directors has determined to decrease the size of the Board to 13 directors upon Mr. Staley's retirement from the Board at our 2008 annual meeting.

        Douglas M. Baker, Jr., Joel W. Johnson, David B. O'Maley, O'dell M. Owens, M.D., M.P.H., and Craig D. Schnuck have been nominated by the Governance Committee for election to the Board to serve until the 2009 annual meeting or until their successors are elected and qualified. Mr. Baker, who was elected to our Board in January 2008, was initially identified as a possible director candidate based upon a suggestion provided to the Governance Committee by one of our independent directors.

        Each of the nominees has agreed to serve as a director if elected. Proxies may not be voted for more than five directors. If, for any reason, any nominee becomes unable to serve before the election, the persons named as proxies will vote your shares for a substitute nominee selected by the Board of Directors. Alternatively, the Board of Directors, at its option, may reduce the number of directors that are nominated for election.

        The election of each nominee requires that the number of votes cast "FOR" the nominee's election exceed the votes cast "AGAINST" that nominee's election.

        The Board of Directors recommends a vote FOR election of the five nominated directors. Proxies will be voted FOR the election of the five nominees unless otherwise specified.

        The nominees for election as directors and the directors whose terms of office will continue after the meeting have provided the following information about themselves. Dates listed for the nominees and continuing directors include service as directors of predecessor companies to U.S. Bancorp.

DIRECTOR NOMINEES FOR TERMS ENDING IN 2009

DOUGLAS M. BAKER, JR.: Age 49, director since January 2008. Mr. Baker is the Chairman, President and Chief Executive Officer of Ecolab Inc., a provider of cleaning, sanitizing, food safety and infection control products and services. He joined Ecolab in 1989 and held various leadership positions within the company before being named President and Chief Operating Officer in August 2002. He was promoted to Chief Executive Officer in July 2004, and became Chairman of the Board in May 2006.

JOEL W. JOHNSON: Age 64, director since 1999. Mr. Johnson is the retired Chairman and Chief Executive Officer of Hormel Foods Corporation, a meat and food processing company, and he is Vice Chairman of the Hormel Foundation. He joined Hormel in 1991 as Executive Vice President, Sales and Marketing, and was elected President in 1992. He served as President until May 2004 and as Chief Executive Officer from 1993 through December 2005. He served as Chairman from 1995 through October 2006. Mr. Johnson also serves as a director of Ecolab Inc. and Meredith Corporation.
DAVID B. O'MALEY: Age 61, director since 1995. Mr. O'Maley is Chairman, President and Chief Executive Officer of Ohio National Financial Services, Inc., an intermediate insurance holding company that markets insurance and financial products through its affiliates, including its parent company, Ohio National Mutual Holdings, Inc. Mr. O'Maley has held these positions since 1994 and has been with Ohio National since 1992. Mr. O'Maley also serves as a director of The Midland Company, Inc.
O'DELL M. OWENS, M.D., M.P.H.: Age 60, director since 1991. Dr. Owens has been providing services as an independent consultant in medicine, business, education and work site employee benefits since 2001. He has been Coroner of Hamilton County, Ohio since November 2004. Dr. Owens has also served as the President and Chairman of the Board for Project GRAD (Graduation Really Achieves Dreams), a national non-profit organization formed to improve inner-city education, since 2001. From 2002 to 2003, Dr. Owens served as President, Chief Executive Officer and a member of the Board of Trustees of RISE Learning Solutions, a national non-profit organization that uses technology to provide training for adults who care for children. From 1999 to 2002, Dr. Owens served as Senior Medical Director of United Healthcare Insurance Company of Ohio, a provider of healthcare coverage and related services.
CRAIG D. SCHNUCK: Age 59, director since 2002. Mr. Schnuck is the former Chairman and Chief Executive Officer of Schnuck Markets, Inc., a supermarket chain. He was elected President of Schnuck Markets in 1984 and served as Chief Executive Officer from 1989 until January 2006. He served as Chairman from 1991 until December 2006. Mr. Schnuck is still active in the Schnuck Markets business and serves as Chairman of its Executive Committee.

DIRECTORS WITH TERMS ENDING IN 2009

PETER H. COORS: Age 61, director since 1996. Mr. Coors is Vice Chairman of Molson Coors Brewing Company, a producer, marketer and seller of beer, and Chairman of Coors Brewing Company, a subsidiary of Molson Coors Brewing Company. He has been associated with Coors Brewing Company since 1970 and was named Chairman in 2000. He served as Vice Chairman and Chief Executive Officer of Coors Brewing Company and as Vice President of Adolph Coors Company from 1993 to 2000. Mr. Coors served as Chairman of Adolph Coors Company from 2000 until its February 2005 merger with Molson, Inc., which created Molson Coors Brewing Company.
RICHARD K. DAVIS: Age 50, director since 2006. Mr. Davis is Chairman, President and Chief Executive Officer of U.S. Bancorp. He has served as Chairman since December 2007, as President since October 2004 and as Chief Executive Officer since December 2006. He also served as Chief Operating Officer of U.S. Bancorp from October 2004 until December 2006. From the time of the merger of Firstar Corporation and U.S. Bancorp in February 2001 until October 2004, Mr. Davis served as Vice Chairman of U.S. Bancorp. From the time of the merger, Mr. Davis was responsible for Consumer Banking, including Retail Payment Solutions (card services), and he assumed additional responsibility for Commercial Banking in 2003. Mr. Davis has held management positions with our company since joining Star Banc Corporation, one of our predecessors, in 1993 as Executive Vice President. Mr. Davis also serves as a director of Xcel Energy.
PATRICK T. STOKES: Age 65, director since 1992. Mr. Stokes is the Chairman and retired Chief Executive Officer of Anheuser-Busch Companies, Inc., the holding company parent of Anheuser-Busch, Incorporated, a producer and distributor of beer. He has served as Chairman of Anheuser-Busch Companies, Inc. since December 2006 and has been affiliated with Anheuser-Busch since 1969. He served as Senior Executive Vice President of Anheuser-Busch Companies, Inc. from 2000 to 2002 and as President and Chief Executive Officer from 2002 until December 2006. Mr. Stokes also serves as a director of Ameren Corporation.

DIRECTORS WITH TERMS ENDING IN 2010

VICTORIA BUYNISKI GLUCKMAN: Age 56, director since 1990. Ms. Buyniski Gluckman is President and Chief Executive Officer of United Medical Resources, Inc., a third-party administrator of employer healthcare benefits that is a subsidiary of UnitedHealth Group Incorporated. She has held these positions since founding United Medical Resources in 1983. Ms. Buyniski Gluckman also served as Chairman of United Medical Resources until its acquisition by UnitedHealth Group in December 2005. Commencing with that transaction, Ms. Buyniski Gluckman assumed the additional duties of Chief Executive Officer of Midwest Security Administrators, another third-party administrator of employer healthcare benefits that is also a subsidiary of UnitedHealth Group. Ms. Buyniski Gluckman also serves as a director of Ohio National Financial Services, Inc.
ARTHUR D. COLLINS, JR.: Age 60, director since 1996. Mr. Collins is Chairman and retired Chief Executive Officer of Medtronic, Inc., a leading medical device and technology company. Mr. Collins joined Medtronic in 1992 and served as Chief Operating Officer from 1994 to 1996 and President and Chief Operating Officer from 1996 to 2002. He served as Chief Executive Officer from April 2002 to August 2007 and has served as Chairman since 2002. Mr. Collins also serves as a director of The Boeing Company and Cargill, Incorporated.
OLIVIA F. KIRTLEY: Age 57, director since 2006. Ms. Kirtley, a certified public accountant, is a business consultant on strategic and corporate governance issues. She has served in this capacity during the past five years. From 1991 to 2000, Ms. Kirtley held the positions of Vice President and Chief Financial Officer of Vermont American Corporation, an international manufacturer and marketer of power tool accessories. Ms. Kirtley served as Chairman of the American Institute of Certified Public Accountants from 1998 to 1999. Ms. Kirtley also serves as a director of Papa Johns International, Inc. and ResCare, Inc.
JERRY W. LEVIN: Age 63, director since 1995. Mr. Levin is Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm, and Vice Chairman of Clinton Group, a private diversified asset management company. He has served in these capacities at JW Levin Partners and Clinton Group since February 2005 and December 2007, respectively. Since September 2006, Mr. Levin has served as Chairman of Sharper Image Corporation, a specialty retailer. Mr. Levin served as interim Chief Executive Officer of Sharper Image from September 2006 until April 2007. From 1998 until January 2005, Mr. Levin served as the Chairman and Chief Executive Officer of American Household, Inc. (formerly Sunbeam Corporation), a leading consumer products company. Mr. Levin also serves as a director of Ecolab Inc., Saks Incorporated and Wendy's International, Inc.

RICHARD G. REITEN: Age 68, director since 1998. Mr. Reiten is the Chairman and retired Chief Executive Officer of Northwest Natural Gas Company, a distributor of natural gas. Mr. Reiten joined Northwest Natural Gas in 1996 as President, a position he held until 2001, and Chief Operating Officer, a position he held until 1997. He served as Chief Executive Officer of Northwest Natural Gas from 1997 to 2002 and served as Chairman from 2000 until February 2005. He was elected as Chairman again in December 2006. Mr. Reiten also serves as a director of Building Materials Holding Corporation, Idacorp, Inc. and National Fuel Gas Company.

CORPORATE GOVERNANCE

        Our Board of Directors and management are dedicated to exemplary corporate governance. Good corporate governance is vital to the continued success of U.S. Bancorp. Our Board of Directors has adopted the U.S. Bancorp Corporate Governance Guidelines to provide a corporate governance framework for our directors and management to effectively pursue U.S. Bancorp's objectives for the benefit of our shareholders. The Board annually reviews and updates these guidelines and the charters of the Board committees in response to evolving "best practices" and the results of annual Board and committee evaluations. Our Corporate Governance Guidelines, as well as our Code of Ethics and Business Conduct, can be found at www.usbank.com by clicking on About U.S. Bancorp and then Corporate Governance. Shareholders may request a free printed copy of our Corporate Governance Guidelines and our Code of Ethics and Business Conduct from our investor relations department by contacting them at investorrelations@usbank.com or by calling (866) 775-9668.

Director Independence

        Our Board of Directors has determined that each of our directors other than Richard K. Davis and Victoria Buyniski Gluckman has no material relationship with U.S. Bancorp and is independent. Ms. Buyniski Gluckman could not be deemed independent under the rules of the New York Stock Exchange because, during fiscal year 2005, U.S. Bancorp paid for dental plan benefits administration services totaling more than $100,000 to United Medical Resources, Inc., a company that was wholly-owned by Ms. Buyniski Gluckman in 2005. Mr. Davis is not independent because he is an executive officer of U.S. Bancorp.

        Each of our Audit, Governance and Compensation Committees is composed only of independent directors. Our procedures for assessing director independence are described in detail under the heading "Certain Relationships and Related Transactions—Review of Related Person Transactions" in this proxy statement.

        Our Board has adopted certain standards to assist it in assessing the independence of each of our directors. Absent other material relationships with U.S. Bancorp, a director of U.S. Bancorp who otherwise meets the independence qualifications of the New York Stock Exchange listing standards may be deemed "independent" by the Board of Directors after consideration of all of the relationships between U.S. Bancorp, or any of our subsidiaries, and the director, or any of his or her immediate family members (as defined in the New York Stock Exchange listing standards), or any entity with which the director or any of his or her immediate family members is affiliated by reason of being a partner, officer or a significant shareholder thereof. However, ordinary banking relationships (such as depository, lending, transfer agency, registrar, trust and custodial, private banking, investment management, securities brokerage, cash management and other services readily available from other financial institutions) are not considered by the Board in determining a director's independence, as the

Board considers these relationships to be categorically immaterial. A banking relationship is considered "ordinary" if:

  •
  the relationship is on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons;

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  with respect to an extension of credit, it has been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Securities Exchange Act of 1934;

  •
  no event of default has occurred and is continuing beyond any period of cure; and

  •
  the relationship has no other extraordinary characteristics.

        In assessing the independence of our directors, our Governance Committee and full Board carefully considered all of the business relationships between U.S. Bancorp and our directors or their affiliated companies, other than ordinary banking relationships. This review was based primarily on responses of the directors to questions in a questionnaire regarding employment, business, familial, compensation and other relationships with U.S. Bancorp and our management. Where relationships other than ordinary banking relationships existed, the Board determined that, except in the cases of Ms. Buyniski Gluckman and Mr. Davis, none of the relationships between U.S. Bancorp and the directors or the directors' affiliated companies impair the directors' independence because the amounts involved are immaterial to the directors or to those companies when compared to their annual income or gross revenues. The Board also determined that, for all of the relationships between U.S. Bancorp and our directors or the directors' affiliated companies, none of the relationships had unique characteristics that could influence the director's impartial judgment as a director of U.S. Bancorp.

        The business relationships between U.S. Bancorp and our directors or the directors' affiliated companies that were considered by the Board were:

  •
  U.S. Bank National Association, U.S. Bancorp's principal banking subsidiary, purchases certain products and services from, and subleases certain office space to, Ecolab Inc., of which Douglas M. Baker is Chairman, President and Chief Executive Officer;

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  U.S. Bank operates a branch and seven ATMs in certain facilities owned by Medtronic, Inc., of which Arthur D. Collins, Jr. is Chairman and served as Chief Executive Officer during a portion of 2007;

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  U.S. Bancorp subsidiaries distribute fixed and variable rate annuities and other life insurance products through a selling agreement with affiliates of Ohio National Financial Services, Inc., of which David B. O'Maley is Chairman, President and Chief Executive Officer, and U.S. Bancorp also purchases certain insurance products from affiliates of Ohio National Financial Services;

  •
  the son of O'Dell M. Owens, M.D., M.P.H., is a non-executive employee of U.S. Bank; and

  •
  U.S. Bank acts as a marketing sponsor of, and operates ATMs in, certain adventure parks that are owned by Busch Entertainment Corporation, a wholly-owned subsidiary of Anheuser-Busch Companies, Inc., of which Patrick T. Stokes is currently Chairman.

The Board also considered the relationship between U.S. Bancorp and Craig D. Schnuck that is described later in this proxy statement under the heading "Certain Relationships and Related Transactions."

Director Qualifications and Selection Process

        Director Qualification Standards.    U.S. Bancorp will only consider as candidates for director individuals who possess the highest personal and professional ethics, integrity and values, and who are committed to representing the long-term interests of our shareholders. In evaluating candidates for nomination as a director of U.S. Bancorp, the Governance Committee will also consider other criteria, including current or recent experience as a chief executive officer of a public company or as a leader of another major complex organization; business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; independence; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. In addition, directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serving on the Board for an extended period of time. One or more of our directors must possess the education or experience required to qualify as an audit committee financial expert.

        Director Nominee Selection Process.    The selection process for director candidates includes the following steps: (1) identification of director candidates by the Governance Committee based upon suggestions from current directors and executives and recommendations received from shareholders; (2) possible engagement of a director search firm to provide names and biographies of director candidates for the Governance Committee's consideration; (3) interviews of candidates by the Chair of the Governance Committee and two other Governance Committee members; (4) reports to the Board by the Governance Committee on the selection process; (5) recommendations by the Governance Committee; and (6) formal nomination by the Board for inclusion in the slate of directors at the annual meeting. Director candidates recommended by shareholders are given the same consideration as candidates suggested by directors and executive officers. A shareholder seeking to recommend a prospective candidate for the Governance Committee's consideration should submit the candidate's name and sufficient written information about the candidate to permit a determination by the Governance Committee whether the candidate meets the director selection criteria set forth in our Corporate Governance Guidelines to the Secretary of U.S. Bancorp at the address listed on page 5 of this proxy statement.

Board Meetings and Committees

        The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Governance, Compensation, Credit and Finance, Community Reinvestment and Public Policy, and Executive. The standing committees regularly report on their deliberations and actions to the full Board. Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work. Each of the standing committees has adopted and operates under a written charter. These charters can be found on our website at www.usbank.com by clicking on About U.S. Bancorp and then Corporate Governance. Shareholders may request a free printed copy of any of these charters from our investor relations department by contacting them at investorrelations@usbank.com or by calling (866) 775-9668.

        The Board of Directors held eight meetings during fiscal year 2007. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during the fiscal year.

        The following table shows the membership of each Board committee.

Committee Membership

Name	Audit	Governance	Compensation	Credit and Finance	Community Reinvestment and Public Policy	Executive
Victoria Buyniski Gluckman				✓	✓
Arthur D. Collins, Jr.		Chair	✓			✓
Peter H. Coors		✓	✓
Richard K. Davis				✓		Chair
Joel W. Johnson	✓			✓
Olivia F. Kirtley	Vice Chair	✓
Jerry W. Levin		✓	Chair			✓
David B. O'Maley		✓		✓
O'dell M. Owens, M.D., M.P.H.	✓				Chair	✓
Richard G. Reiten	✓				✓
Craig D. Schnuck				✓	✓
Warren R. Staley	Chair		✓			✓
Patrick T. Stokes			✓	Chair		✓

Audit Committee

        The Audit Committee is responsible for assisting the Board of Directors in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditor, and the performance of our internal audit function and independent auditor. The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee reviews and discusses with management and the independent auditor the annual audited and quarterly financial statements (including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations"), reviews the integrity of the financial reporting processes, both internal and external, reviews the qualifications, performance and independence of the independent auditor, and prepares the Audit Committee Report included in the proxy statement in accordance with the rules and regulations of the Securities and Exchange Commission. The Audit Committee has adopted and operates under a written charter. All of the Audit Committee members meet the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission. The Audit Committee charter generally prohibits Audit Committee members from serving on more than two other public company audit committees. Our Board of Directors has identified Warren R. Staley and Olivia F. Kirtley, our Audit Committee Chair and Vice Chair, respectively, as audit committee financial experts under the rules of the Securities and Exchange Commission. The Audit Committee held ten meetings in 2007. During three of the meetings, the Audit Committee met in private session with the chief financial officer, the chief risk officer, the director of internal audit and the director of credit risk assessment, and during five of the meetings met in private session with our independent auditor and alone in executive session without members of management present.

Governance Committee

        The Governance Committee reviews and makes recommendations to the Board regarding our corporate governance principles and processes, including policies related to director retention, resignation and retirement. The Governance Committee also manages the performance review process for our current directors, recommends new directors, recommends qualified members of the Board for membership on committees, conducts a preliminary assessment of the independence of all Board members, reviews charters of all Board committees, reviews and evaluates succession plans for executive officers, oversees the evaluation of management, and makes recommendations to the Board regarding any shareholder proposals. All of the Governance Committee members meet the independence requirements of the New York Stock Exchange. The Governance Committee held eight meetings in 2007. During each of the six regularly scheduled meetings and one special meeting, the Governance Committee held an executive session without members of management present.

Compensation Committee

        The Compensation Committee establishes our compensation policy, determines the compensation paid to our executive officers and non-employee directors, recommends executive incentive compensation plans and equity-based plans, and approves other compensation plans and retirement plans. The Compensation Committee approves corporate goals related to the compensation of the chief executive officer, evaluates the chief executive officer's performance and compensates the chief executive officer based on this evaluation. All of the Compensation Committee members meet the independence requirements of the New York Stock Exchange. The Compensation Committee held seven meetings in 2007. During each meeting, the Compensation Committee held an executive session without members of management present.

Credit and Finance Committee

        The Credit and Finance Committee is responsible for reviewing lending and credit policies, management's assessment of the balance of loan growth and credit risk, and management's assessment of the adequacy of credit management information systems and allowance for loan and lease losses. The Credit and Finance Committee is also responsible for reviewing and approving policies relating to interest rate sensitivity, liquidity and capital adequacy, and reviewing interest rate sensitivity, liquidity, capital, securitizations, derivatives activity and investment portfolio position reports for compliance with approved policies. The Credit and Finance Committee reviews market risk management policies and risk limits and reviews reports of trading activities and risk exposure for compliance with such policies. The Credit and Finance Committee also approves and makes recommendations to the Board of Directors regarding the issuance or repurchase of debt and equity securities, reviews and evaluates potential mergers and acquisitions, and reviews other actions regarding U.S. Bancorp's capital stock. The Credit and Finance Committee held seven meetings in 2007. During the six regularly scheduled meetings, the Credit and Finance Committee held an executive session without members of management present.

Community Reinvestment and Public Policy Committee

        The Community Reinvestment and Public Policy Committee is responsible for reviewing our activities with respect to community development, sustainability and compliance with the Community Reinvestment Act and fair lending regulations. The Community Reinvestment and Public Policy Committee held six meetings in 2007. During the five regularly scheduled meetings, the Community Reinvestment and Public Policy Committee held an executive session without members of management present.

Executive Committee

        The Executive Committee has authority to exercise all powers of the Board of Directors between regularly scheduled Board meetings. The Executive Committee did not meet in 2007.

Role of Lead Director

        Our Board of Directors has established guidelines with respect to the role of our lead director. In the absence of an independent chairman, the lead director has the following responsibilities:

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  lead executive sessions of the Board's independent or non-management directors, and preside at any session of the Board where the chairman is not present;

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  act as a regular communication channel between our independent directors and the chief executive officer;

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  set the Board's agenda jointly with the chief executive officer;

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  approve Board meeting schedules to assure there is sufficient time for discussion of all agenda items;

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  oversee the scope, quantity and timing of the flow of information from management to the Board;

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  be the representative of the independent directors in discussions with major U.S. Bancorp shareholders regarding their concerns and expectations;

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  have the authority to call special Board meetings or special meetings of the independent directors;

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  approve the retention of consultants who report directly to the Board;

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  assist the Board and company officers in assuring compliance with and implementation of the U.S. Bancorp Corporate Governance Guidelines;

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  advise the independent Board committee chairs in fulfilling their designated roles and responsibilities to the Board;

  •
  review shareholder communications addressed to full Board or to lead director; and

  •
  interview, along with the chair of the Governance Committee, all Board candidates, and make recommendations to the Governance Committee and the Board.

Majority Vote Standard for Election of Directors

        Our Amended and Restated Bylaws provide that in uncontested elections a nominee for director will be elected to the Board if the number of votes cast "FOR" the nominee's election exceeds the number of votes cast "AGAINST" that nominee's election. The vote standard for directors in a contested election is a plurality of the votes cast at the meeting.

        Our Corporate Governance Guidelines provide that director nominees must submit a contingent resignation in writing to the Governance Committee, which becomes effective if the director fails to receive a sufficient number of votes for re-election at the annual meeting of shareholders and the Board accepts the resignation. The Board will nominate for election or re-election as director only candidates who have tendered such a contingent resignation.

        The Corporate Governance Guidelines further provide that if an incumbent director fails to receive the required vote for re-election, our Governance Committee will act within 90 days after certification of the shareholder vote to determine whether to accept the director's resignation, and will submit a recommendation for prompt consideration by the Board. The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director's resignation.

        If each member of the Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent directors who did receive the required vote will appoint a committee amongst themselves to consider the resignations and recommend to the Board whether to accept them. However, if the only directors who did not receive the required vote in the same election constitute three or fewer directors, all directors may participate in the decision regarding whether to accept the resignations.

        Each director nominee named in this proxy statement has tendered an irrevocable resignation as a director in accordance with our Corporate Governance Guidelines, which resignation will become effective if he fails to receive the required vote for election at the annual meeting and the Board accepts his resignation.

Executive Sessions of the Board

        Our non-employee directors meet in executive session at each regular meeting of the Board without the chief executive officer or any other member of management present, and the independent directors meet alone on an annual basis. The lead director presides at all of these sessions. The role of lead director is rotated annually among the Chairs of each committee other than the Audit Committee and Executive Committee. The Chair of the Credit and Finance Committee is currently acting as the lead director.

Director Policies

        Policy Regarding Service on Other Boards.    Our Board of Directors has established a policy that restricts our directors from serving on the boards of directors of more than three public companies in addition to their service on our Board of Directors unless the Board determines that such service will not impair their service on the U.S. Bancorp Board. In accordance with this policy, the Board has determined that Jerry W. Levin's and Richard G. Reiten's service on our Board would not be impaired by their service on four other public company boards of directors.

        Policy Regarding Attendance at Annual Meetings.    We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year all of our directors attended the annual shareholders' meeting.

        Retirement Policy.    Our Board of Directors has established a guideline that an independent director retire at the first annual meeting of shareholders held after his or her 72nd birthday.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

        Guiding Principles.    U.S. Bancorp's compensation philosophy is to structure compensation awards to members of our executive management that directly align their personal interests with those of our shareholders. Our executive compensation program is intended to attract, motivate, reward and retain the management talent required to achieve our corporate objectives and increase shareholder value, while at the same time making the most efficient use of shareholder resources. This compensation philosophy puts a strong emphasis on pay for performance, and uses equity awards as a significant component in order to correlate the long-term growth of shareholder value with management's most significant compensation opportunities.

        The three primary components of total direct compensation for our senior executives are:

  •
  base salary;

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  annual cash incentive bonus opportunity; and

  •
  long-term, equity-based incentive compensation.

On a longer-term basis, we also provide members of senior management with retirement benefits that are earned over their career with U.S. Bancorp.

        The relative weighting of the three components of compensation is designed to strongly reward long-term performance, by heavily emphasizing the proportion of long-term equity compensation.

  •
  Base pay is targeted at or below median market levels for each executive and typically represents only 12-18% percent of total compensation.

  •
  The targets for the annual cash incentive component are based around the 60th percentile level of target bonuses for our peer group. The actual payments received as annual cash incentive bonuses depends on the achievement of annual performance objectives that are established in advance of the performance year being measured. These objectives relate to financial and operational goals as well as performance compared to peers, and are described further below under "Components of our Compensation Program." If the performance objectives are met, this component would represent approximately 20-30% of total compensation.

  •
  The long-term equity component is the most significant portion of total annual compensation. Equity compensation represents an opportunity to earn value in future years, but only to the extent there is long-term growth in shareholder value through stock appreciation. Assuming annual cash bonuses are paid at target levels, the long-term equity component of compensation is targeted to make up approximately 50-70% of total compensation.

        Stock Ownership.    The Compensation Committee believes that the ownership of U.S. Bancorp common stock by senior management clearly aligns their interests with those of our other shareholders. Therefore, that committee established stock ownership guidelines for executive officers in 2002. The requirement for the chief executive officer is ownership of stock valued at five times current annual salary. The stock ownership requirement for other executive officers is ownership of stock valued at four times current annual salary. All of the executive officers named in the Summary Compensation Table in this proxy statement currently hold sufficient amounts of our common stock to meet or exceed the stock ownership requirements, in addition to holding significant amounts of vested, in-the-money options to acquire our common stock (which do not count toward the stock ownership requirements).

        Company-wide Pay Philosophy.    Our company firmly believes that, while the strategic and leadership responsibilities of executive management require commensurate levels of compensation, the contributions of our other managers and employees are also critical to our long-term success. These individuals must also have compensation opportunities that are competitive in the marketplace and in proportion to their contributions and responsibilities. Their compensation program should involve greater risks and rewards as they gain seniority with U.S. Bancorp. Accordingly, in 2007, which was a challenging year for U.S. Bancorp because of economic and marketplace conditions, our senior management employees who were not executive officers received annual cash bonuses that were below target levels, but were not negatively affected to the same degree as the executive management bonuses. As described below, members of our managing committee (which is made up of our chief executive officer and his direct reports) received no cash bonus for 2007, and instead received a long-term equity award vesting in three years with a value of 50-65% of their target cash bonus. The bonus pool for members of management who were not executive officers was funded at 68% of target, and the broad-based bonus pool for all employees below the managerial level (who are not eligible for any other incentive bonuses) was funded at 72% of target levels. This approach to funding incentives softened the effects of the challenging economic environment for those employees who had less responsibility for driving corporate strategy and generally have less opportunity to benefit from favorable economic conditions and long-range strategic decisions.

        In addition, in 2008, we revised the existing cash bonus incentive plan for senior managers who were not executive officers to establish a direct, formulaic relationship between the actual performance of the company and individual business lines and the amount of the performance bonus pool earned. Accordingly, under this structure a fully funded incentive plan is included in the annual financial plan and provides full cash bonuses for the achievement of corporate goals that are set at the beginning of the fiscal year. The incentive pools are then increased or decreased, using a pre-defined multiplier to magnify the positive or negative percentage correlation between actual results and plan. This structure increases transparency and predictability for our employees, giving them confidence that incentive compensation will be paid if corporate goals are met by limiting discretionary modifications of the bonus pool by executive management, and clearly aligning their incentives with corporate performance and shareholder interests.

Components of our Compensation Program

        Base Pay.    The levels of base salaries for our executive officers are generally targeted at or below the median level of our peer group, typically in the range of the 45th to 50th percentile. An individual's relative position to the median pay level is based on a variety of factors, including experience and tenure in a position, scope of responsibilities, individual performance and personal contributions to corporate performance. Annual increases, if any, are based on these same factors. Highly experienced and long-tenured executives would not typically receive an increase in base pay each year. The median pay levels are determined from survey information provided by nationally recognized consulting firms that gather compensation data from many companies. The specific companies included in the peer group are listed below under "Compensation Determination and Policies—Use of Consultants and Peer Group Analysis." The base pay component of total compensation is paid in cash on a semi-monthly basis.

        Annual Cash Incentives.    Executive officers also have an opportunity to receive cash incentives to reward them for achieving the corporate and business line financial objectives established in advance by the Compensation Committee, as well as individual performance goals. These awards are granted under our 2006 Executive Incentive Plan ("EIP"), which is administered by the Compensation Committee.

        The Compensation Committee sets a target level annually for each executive's annual cash bonus amount. The target levels are intended to give executives the opportunity for total annual cash compensation to be at approximately the 50th percentile level of our peer group, assuming corporate performance meets target levels. The target annual incentive awards for each executive officer are expressed as a percentage of base salary, and the median target bonus level of the peer group is used as the basis for setting target bonus levels. Cash bonus targets for the executive officers named in the Summary Compensation Table in this proxy statement ranged from 120% to 200% of base salary. As described above, annual bonus targets are set at levels that make more than half of an officer's total cash compensation dependent upon our financial results. The individual targets are discussed below under "Performance of Individual Named Executive Officers."

        At the end of the year, the Compensation Committee reviews the following performance information in order to determine the amount of an individual's target that will be awarded:

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  Earnings per share ("EPS");

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  Return on equity ("ROE"); and

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  Corporate performance relative to the performance of our peer group with respect to a variety of performance indicators, including:

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  Total shareholder return ("TSR");

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  ROE;

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    Return on assets ("ROA");

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    Efficiency ratio; and

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    EPS growth.

        For 2006 and 2007, the Compensation Committee set "threshold," "target" and "superior" goals at the beginning of each fiscal year for the company's EPS goals, and a minimum ROE level. For 2008, the committee set only an EPS "target." Although no specific weight is assigned to performance relative to peers, the expectation is that significant weight should be given to it, in part to neutralize positive or negative economic and industry factors that are outside the control of management.

        To determine actual, individual awards, the Compensation Committee also considers other performance measures, including credit quality, line of business performance measured against the annual financial plan, and individual performance, and for executive officers other than our chief executive officer, the recommendation of our chief executive officer. The maximum award that can be given under the EIP is based on net income. The terms of the plan set a ceiling of 0.2% of net income for the performance year as the maximum award that can be given under the EIP for that year, and the factors described above are then used by the Compensation Committee to determine the appropriate lesser amount for an executive's incentive bonus award.

        The Compensation Committee also reviews and sets targets for the Annual Incentive Plan, the Relationship Manager Incentive Plan and the Performance Bonus Plan. These annual bonus plans apply to our management and employees other than the chief executive officer and the other executive officers named in the Summary Compensation Table below. Consistent with our pay for performance philosophy, all employees are eligible for some form of incentive opportunity. The Compensation Committee also considers the recommendations of the chief executive officer and related rationale for the compensation of each of the executive officers other than the chief executive officer.

        Long-term Incentive Awards.    Executive officers are also eligible for a long-term incentive compensation award. These awards are granted under the U.S. Bancorp 2007 Stock Incentive Plan, which is administered by the Compensation Committee. Stock options, restricted stock, restricted stock units and other performance-based stock awards may be granted under the plan. The range of the potential dollar amounts of the long-term incentive awards is primarily based on the peer group compensation surveys discussed above. The initial targets are set at the 75th to 80th percentile of our peer group, which is intended to bring total target compensation levels up to approximately the 55th to 65th percentile level of the peer group if corporate and individual performance targets are met. U.S. Bancorp is at approximately the 66th percentile in terms of asset size, and 76th percentile in terms of market capitalization, within our peer group. Individual long-term incentive awards have generally been above this range, bringing total direct compensation (total cash and long-term awards) up to the 65th to 90th percentile of the peer group. The factors considered in setting these awards include corporate performance and individual responsibilities and performance. Stock options granted to executive officers in 2007 vest ratably over four years from the grant date. The stock options have an exercise price equal to the closing market price on the date of grant. Approximately 2,400 managers including our chief executive officer are currently eligible for annual equity awards under this plan.

        For the past four years, the long-term component of compensation has been provided in the form of stock options that vest ratably over four years. The Compensation Committee has used stock options, rather than other forms of long-term incentives, because they create value for the executive only if shareholder value is increased through an increased share price. The Compensation Committee strongly believes that stock options are inherently performance-based. We believe this creates strong alignment between the interests of management and shareholders. We also believe that the use of stock options helps us attract and retain talented executives. U.S. Bancorp executive officers each hold significant amounts of vested, in-the-money options.

Compensation Determination and Policies

        Determination of Compensation.    The Compensation Committee of the Board of Directors is composed entirely of independent outside directors and is responsible for setting our compensation policy. The Compensation Committee also has responsibility for setting each component of compensation for the chief executive officer with the assistance and guidance of an independent professional compensation advisor. The Compensation Committee also sets the total compensation amount and composition for members of the Board of Directors. The chief executive officer and the executive vice president of human resources, with the help of an independent compensation consultant, develop initial recommendations for all components of compensation for the direct reports of the chief executive officer and present their recommendations to the Compensation Committee for review and approval.

        Use of Consultants and Peer Group Analysis.    The Compensation Committee retains Deloitte Consulting to provide expertise regarding competitive compensation practices, peer analysis, and recommendations to the Compensation Committee for guidance in setting the pay of the chief executive officer and, in 2006, the chief operating officer. Deloitte Consulting also provides an overview of the compensation recommendations for the other Managing Committee members. Using the peer information as a point of reference, the Compensation Committee then focuses on corporate and individual performance in determining each component of compensation. In setting the compensation of our chief executive officer, and in 2006, our chief operating officer, the Compensation Committee used the same financial services peer group for comparative compensation data that it uses for annual financial performance comparisons. This peer group is comprised of the following companies: Bank of America Corporation; BB&T Corporation; Comerica Incorporated; Fifth Third Bancorp; KeyCorp; National City Bancorporation; The PNC Financial Services Group, Inc.; Regions Financial Corporation; SunTrust Banks, Inc.; Wachovia Corporation; Washington Mutual, Inc.; and Wells Fargo & Company. Most but not all of these peer group banks are also included in the Standard & Poor's 500 Commercial Bank Index, which is used in the stock performance chart presented on page 111 of our 2007 Annual Report. The same peer group was used for comparative compensation data in setting the pay of our other executive officers. In 2006, the following additional companies were included in the survey data for the other executive officers: AmSouth Bancorp; The Bank of New York Company, Inc.; LaSalle Bank Corporation; and State Street Corporation. We used this expanded peer group in 2006 to better reflect the peer group we compete with in the market for executive talent and to get a larger sample of comparative compensation data, because each peer group company may not have a comparable position for each of our senior employees. In 2007, these additional companies did not participate in the compensation surveys. All peer group data for 2007 and 2006 was based on annual survey information and publicly available data that is updated by the use of the consultants' estimates, because final compensation data for the peer group for the current calendar year is not yet available when the Compensation Committee makes its determinations.

        Policies for Equity Award Grants.    Stock options are a critical component of our compensation strategy and our goal of aligning management's interests with those of shareholders. Stock option awards have historically been made once a year at the January meeting of the Compensation Committee. Beginning in 2007, stock option awards to members of the Managing Committee were approved at the January Compensation Committee meeting and the grant date and price were based on the closing price on the first day of the "trading window period" following the regularly scheduled January meeting of the Board of Directors of U.S. Bancorp. The "trading window period" is the period of time in each calendar quarter in which our directors and officers who are not in possession of material nonpublic information are free to buy or sell our securities. The "trading window period" is generally open for a period of 20 trading days commencing on the first trading day after the day on which we release our quarterly or annual operating results. Prior to 2007, these stock option awards were made with an exercise price equal to the opening market price of our common stock on the date of grant, which had consistently and uniformly been the day after the Compensation Committee meeting. We have never had a program or practice of timing our equity grants to the release of non-public information with the purpose of affecting the value of executive compensation.

        During 2007, new hire equity grants were made only four times during the year. The grant date and price were based on the closing price on the first day of the "trading window period" following the date of hire. The number of shares used for each grant is determined based upon our stock price at the close of trading on the grant date and the estimated value of an option to purchase one share of our common stock, as determined by the Black-Scholes option-pricing model. New hire grants are made using authority to make grants delegated by the Compensation Committee to our chief executive officer in his capacity as a director. All delegation complies with applicable state law, the charter of the Compensation Committee and our applicable equity compensation plans. Prior to 2007, equity grants to new hires were made on the first day of employment. Offer letters may have specified the dollar value of the equity grant, but the actual number of shares subject to the grant depended on our stock price at the opening of trading on the first day of employment and the estimated value of an option to purchase one share of our common stock, as determined by the Black-Scholes option-pricing model.

        Delegated authority may not be used to make grants to anyone who is an officer described in Section 16 of the Securities Exchange Act or who is a covered executive under Section 162(m) of the Internal Revenue Code, as amended. Those grants must be, and are, made by the Compensation Committee at a regularly scheduled or special meeting.

        The Compensation Committee has maintained a consistent policy against repricing stock options.

        Tax Deductibility of Pay.    Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million that is not paid pursuant to a plan approved by shareholders and does not satisfy the performance-based exception of Section 162(m) is not deductible as a compensation expense to U.S. Bancorp. Compensation decisions for the executive officers are made with full consideration of the implications of Section 162(m). Although the Compensation Committee intends to structure arrangements in a manner that preserves deductibility under Section 162(m), it believes that maintaining flexibility is important and reserves the right to pay amounts or make awards that are nondeductible. The EIP and the U.S. Bancorp 2007 Stock Incentive Plan were approved by our shareholders and include the provisions necessary to make payments and grant awards that satisfy the performance-based exception under Section 162(m). Annual incentive bonuses under the EIP and stock option awards granted under the 2007 Stock Incentive Plan are intended to meet the performance-based exception under Section 162(m). It is currently expected that all compensation in respect of the 2007 fiscal year for the executive officers named in the Summary Compensation Table in this proxy statement will be deductible under Section 162(m).

        Total Compensation and Tally Sheets.    The total annual compensation of the executive officers named in the Summary Compensation Table below is reviewed and approved by the Compensation Committee. In 2007, the total annual compensation of the named executive officers generally fell within the 65th to 90th percentile range of total compensation for the comparable executive in the peer group. This positioning reflects a number of factors, including our relative size and market capitalization within our peer group. However, the compensation of our chief executive officer was just above the 25th percentile as described below under "Performance of Individual Named Executive Officers." In addition to the review of total annual compensation, a tally sheet was prepared for the chief executive officer summarizing his total compensation for the past three calendar years, the current value of outstanding vested and unvested equity awards (both options and restricted stock) based on year-end fair market value (using the Black-Scholes option-pricing model for stock options), deferred compensation balances, pension benefits and the value of any perquisites. For the other executive officers named in the Summary Compensation Table in this proxy statement, the compensation amounts, equity awards, equity values, pension benefits and deferred compensation amounts for the tables in this proxy statement were reviewed by the Compensation Committee. The Compensation Committee believes these amounts were appropriate based on the compensation philosophy and structure described above. The tally sheets and other compensation information were reviewed in setting the current compensation amounts for 2008.

        During 2007 the Compensation Committee reviewed the change-in-control agreements we have with certain of our executive officers. The committee compared the provisions of these agreements with the change-in-control agreements entered into by the companies in our peer group, and determined that the provisions of our current agreements are appropriate and should be kept in place. The committee also took into account that we have a relatively young management team, that we have a new chief executive officer, that the financial services industry is a consolidating industry, and that change-in-control agreements encourage executive officers to focus on long-term corporate growth and performance.

        Recoupment of Annual Incentives.    The Compensation Committee will evaluate the facts and circumstances surrounding any restatement of earnings (should one occur) and, in its sole discretion, may accordingly adjust compensation of our chief executive officer, the members of the Managing Committee, and others as it deems appropriate, especially related to annual cash incentive awards. The Compensation Committee will pay annual cash incentive awards on or after the date that our Annual Report on Form 10-K is filed with the Securities and Exchange Commission.

2007 Compensation Levels

        As described above, the core components of compensation for each of the officers named in the Summary Compensation Table consisted of base salary, annual cash bonus potential and long-term incentive awards. The level for each of these components was determined by the Compensation Committee consistent with the principles described above.

        A key principle of our incentive philosophy is pay for performance. The targets set for corporate performance in 2007 and 2006 and our actual performance results are set forth below:

Company Targets

	2007 EPS	2007 ROE	2006 EPS	2006 ROE
Threshold/Minimum	$2.74	20%	$2.54	18%
Target	$2.77	—	$2.57	—
Superior	$2.82	—	$2.65	—
Actual	$2.43	21.3%	$2.61	23.6%

Performance Relative to Peers

	U.S. Bancorp	Peer Group Median	Peer Group Rank
TSR	(7.9%)	(27.1%)	1
Return on Equity	21.3%	11.1%	1
Return on Assets	1.93%	1.00%	1
Efficiency Ratio	49.3%	62.2%	1
EPS Growth	(6.9%)	(21.8%)	4

        In 2007, our fully diluted EPS amount decreased in comparison to the prior year for the first time in over five years. As a result, one of the minimum corporate financial objectives set under the EIP was not met. However, the minimum ROE was exceeded, and at the time that compensation decisions were being made, from the peer results that were available it was clear that our performance would be among the best of our peer group for all of the measures listed above. The Compensation Committee gave significant weight to our performance relative to our peer group in considering whether to grant annual bonuses. While general economic conditions in 2007 resulted in significantly decreased performance for many financial institutions, and 2007 was not a year in which all of our financial expectations were met, we were able to achieve results that led our peer group by standard financial industry performance measures.

        Because the threshold EPS measure was not met, the Compensation Committee determined not to pay cash bonuses to the executive officers for 2007. However, because of U.S. Bancorp's leading performance in its peer group, as well as the unusual economic and industry conditions in 2007, the Compensation Committee determined to pay the executive officers a percentage of their target cash bonus amount in the form of restricted stock that vests fully on the third anniversary of the grant date, or, for certain individuals, in restricted stock units that will vest and be settled on the third anniversary of the grant date. Making the award in the form of equity subject to vesting requirements, rather than cash, was meant to recognize performance under challenging circumstances, but at the same time require a commitment to continue to work toward better financial performance over the next three years in order to realize the maximum value of the award. In recognition of exceptional individual performance and based on the recommendation of our chief executive officer, Andrew Cecere, our Chief Financial Officer, and Pamela Joseph, our Vice Chairman of Payment Services, received 65% of the value of their target EIP bonus in the form of restricted stock. The rest of our executive officers, including our chief executive officer, received approximately 50% of the value of their target EIP bonus amount in the form of restricted stock or restricted stock units. The restricted stock units have the same economic value to the recipient as the shares of restricted stock, but restricted stock units were granted to individuals approaching retirement age because granting restricted stock to them may have adverse tax consequences for them.

        In 2007, the Compensation Committee continued to award long-term incentives in the form of stock options. For the stock option awards discussed below, the number of option shares awarded was based on the same estimated value of an option to purchase one share of our common stock, determined using the Black-Scholes option-pricing model, used for financial reporting purposes under FAS 123R. The option awards vest ratably over four years and have a ten-year life. Also, the compensation discussion below uses the option awards made in January after the end of the relevant fiscal year, because these awards are the ones used by the Compensation Committee in reviewing total compensation packages for 2007 and 2006. The significant assumptions used in the calculation of the estimated Black-Scholes value of the January 2008 and 2007 awards were as follows:

Estimated life of option	2008 - 5 years 2007 - 5 years	Risk free interest rate	2008 - 3.5% 2007 - 4.7%
Dividend yield of stock	2008 - 4.75% 2007 - 4.25%	Volatility	2008 - 18.7% 2007 - 20.3%

Performance of Individual Named Executive Officers

        Mr. Davis became our chief executive officer on December 12, 2006, and his 2007 pay increase reflects his promotion to this position. Mr. Davis's base pay in 2007 was $850,000, an increase of $225,000 over his pay in 2006 when he was our chief operating officer. As discussed above, Mr. Davis did not receive a cash incentive bonus under the EIP for the year ended December 31, 2007. His total cash compensation for 2007 was $850,000, which represented a decrease of $1,275,000 from 2006. Based on the chief executive officer peer group analysis, his total cash compensation was below the 25th percentile level. However, in lieu of a cash incentive bonus, he received a special award of restricted stock with a value on grant date of $850,000, which was 50% of the value of his target cash bonus award under the EIP. This grant recognized the outstanding leadership Mr. Davis demonstrated during his first year as chief executive officer during a difficult macro-economic environment. The restricted stock will vest at the end of three years. Mr. Davis also received a long-term incentive award on January 16, 2008, in the form of options to acquire 1,457,726 shares of our common stock with an estimated Black-Scholes value of $5,000,000. The exercise price was equal to the closing market price on the date of grant. This award was estimated to be at approximately the 51st percentile of the 2007 chief executive officer peer group, and was the same as his 2006 award (made on January 17, 2007). His total direct compensation for 2007 (base pay, special restricted stock award and 2007 long-term incentive award) was $6,700,000, a decrease of $425,000 (6.0%) over 2006. As discussed above, the Compensation Committee considered our financial and operating performance for 2007, including the decrease in our fully diluted EPS, the decrease in TSR for the year, our high ROE and our high relative performance in our peer group in arriving at this compensation package. The Committee has not established a specific weighting for each factor nor a defined formula to calculate bonuses and long-term incentive compensation, but rather, it considers all factors together. However, in 2007, our relative performance on all financial and shareholder return measures against the peer group performance was a key factor in making the special restricted stock award. In contrast to annual bonus payments under our EIP, the amount of the long-term equity award is typically not impacted significantly by a single year's performance, and is meant to be a long-term incentive that promotes higher level performance over a several-year period. However, for 2007 Mr. Davis's award was at the median level for a chief executive officer in our peer group, when normally it would be targeted at the 70th to 75th percentile. The lower award reflects the fact that U.S. Bancorp's 2007 performance did not meet all of management's financial objectives.

        Mr. Davis's base pay in 2006 was $625,000, which was the same as his pay in 2005. Based on our peer group, Mr. Davis's base pay was at approximately the 76th percentile for chief operating officers. His 2006 pay reflected his anticipated promotion to the chief executive officer position, which occurred in December 2006. His base pay in comparison to our chief executive officer peer group data was below the 25th percentile. Mr. Davis received a cash incentive bonus of $1,500,000 in February 2007 for the year ended December 31, 2006. This was a decrease of $250,000 over 2005, but it was 120% of his target level. For 2006, it is estimated that this award was at approximately the 36th percentile of the chief executive officer peer group. His total cash compensation for 2006 was $2,125,000 and represented a decrease of $250,000 over 2005. Based on the 2006 chief executive officer peer group analysis, his total cash compensation was below the 25th percentile level. Mr. Davis also received a long-term incentive award on January 17, 2007, in the form of stock options to acquire 919,118 shares of our common stock with an estimated Black-Scholes value of $5,000,000. The exercise price was equal to the closing market price on the date of grant. This award was estimated to be at approximately the 45th percentile of the 2006 chief executive officer peer group and was an increase of $1,500,000 over his 2005 award (made on January 17, 2006). His total direct compensation for 2006 (base pay, cash incentive bonus and long-term incentive award) was $7,125,000, an increase of $1,250,000 (21.3%) over 2005. During 2005, Mr. Davis did not serve as our chief executive officer. It was estimated his total direct compensation for 2006 was at approximately the 36th percentile of the 2006 peer group. In arriving at the 2006 compensation amounts, the Compensation Committee considered our financial and operating performance for 2006, including the increase in EPS and high ROE, both of which exceeded targets. The Compensation Committee awarded Mr. Davis a cash incentive award equal to 120% of the target award level established a year earlier, based on our having exceeded financial goals for the year and on his strong leadership. The Compensation Committee also took into consideration the actual increase in the EPS of the peer group of banks relative to our increase, the efforts of Mr. Davis in preparing U.S. Bancorp for a successful transition from the previous chief executive officer and the overall economic environment in which the above target returns were achieved.

        Mr. Cecere became our Vice Chairman and Chief Financial Officer on February 28, 2007, after previously serving as our Vice Chairman, Wealth Management. Mr. Cecere's base pay in 2007 was $445,850, which was an increase of $45,850 (11.5%) from 2006. His pay increase reflected this promotion. After this increase, his base pay was at 87% of the median pay for a chief financial officer, which was about the 22nd percentile for a chief financial officer, based on our 2007 peer group data base. This level of pay reflected his short tenure as chief financial officer. As discussed above, Mr. Cecere did not receive a cash incentive bonus under the EIP for the year ended December 31,

2007. His total cash compensation for 2007 was $445,850, which represented a decrease of $579,150 from 2006. Based on our 2007 peer group data, this was among the lowest for a chief financial officer. However, in lieu of a cash incentive bonus, he received a special award of restricted stock with a value on grant date of $440,000, which was 65% of his target cash bonus. On the recommendation of our chief executive officer, Mr. Cecere received 65% of his target bonus amount due to his exceptional individual performance. The restricted stock will vest at the end of three years. Based on the cash value on grant date of this restricted stock award, it was at approximately the 25th percentile of the 2007 peer group for cash incentive awards. Mr. Cecere also received a long-term incentive award on January 16, 2008, in the form of options to acquire 874,636 shares of our common stock with an estimated Black-Scholes value of $3,000,000. The exercise price was equal to the closing market price on the date of grant. This award was estimated to be among the highest in the peer group for his position. It was an increase of $1,250,000 over his 2006 stock option award (made on January 17, 2007). The size of his 2007 award reflected his comparably low base pay, his promotion during the year and his excellent performance in his new position, particularly during a very difficult economic period. His total direct compensation for 2007 (base pay, special restricted stock award and 2007 long-term incentive award) was $3,885,850, an increase of $1,110,850 (40%) over 2006. The large increase was primarily due to his promotion to the chief financial officer position. As discussed above, the Compensation Committee considered our financial and operating performance for 2007, including the decrease in our fully diluted EPS, our decrease in TSR, our high ROE and our high relative performance in our peer group in arriving at the compensation package described. In particular, our relative performance on all financial and shareholder value measures against the peer group performance was the key factor in awarding the restricted stock award.

        Mr. Cecere's base pay in 2006 was $400,000, which was the same as his pay in 2005. Within our peer group, there was not a good match to the position of Vice Chairman, Wealth Management. We used a mix of two comparable areas of responsibility at peer group companies to provide some compensation guidelines for his position, as well as comparisons to our other vice chairs. Based on these two areas of responsibility, his base pay was estimated to be 75% of the median. Mr. Cecere received a cash incentive bonus of $625,000 in February 2007 for the year ended December 31, 2006. This was an increase of $75,000 over 2005, and it was 125% of his target level. His total cash compensation for 2006 was $1,025,000 and represented an increase of $75,000 over 2005. Based on peer group analysis, his total cash compensation was at approximately 75% of the median total cash compensation. Mr. Cecere also received a long-term incentive award on January 17, 2007, in the form of options to acquire 321,691 shares of our common stock at an exercise price equal to the fair market value on the date of grant, with an estimated Black-Scholes value of $1,750,000. This award was about 138% of median long-term awards of the peer group and was estimated to be at approximately the 60th percentile of the peer group. It was an increase of $150,000 over his 2005 award (made on January 17, 2006). His total direct compensation (base pay, cash incentive bonus and 2006 long-term incentive award) was $2,775,000, an increase of 8.8% over 2005. It was estimated his total direct compensation was at approximately the 50th percentile of the peer group. The Compensation Committee awarded Mr. Cecere a cash incentive award equal to 125% of the target award level established a year earlier, based on his business line having met its overall goals for revenue growth, expense control and business line targeted results and the overall increase in corporate EPS and high ROE. The Compensation Committee also took into consideration the relative increase in the EPS of the peer group of banks in comparison to our increase and the overall economic environment in which the above-target returns were achieved.

        Mr. Chenevich serves as our Vice Chairman, Technology and Operations Services. Mr. Chenevich's base pay in 2007 was $475,000, which was unchanged from 2006. His base pay was at approximately the 54th percentile, based on our 2007 peer group data base. As discussed above, Mr. Chenevich did not receive a cash incentive bonus under the EIP for the year ended December 31, 2007. His total cash compensation for 2007 was $475,000, which represented a decrease of $565,000 from 2006. Based on our 2007 peer group data, this was among the lowest for a vice chair serving as a chief information officer with operations responsibilities. However, in lieu of a cash incentive bonus, he received a special award of restricted stock units with a value on grant date of $300,000. The restricted stock units will vest at the end of three years. The cash value of this award was below the 25th percentile for the 2007 peer group data for cash incentives. Mr. Chenevich also received a long-term incentive award on January 16, 2008, in the form of options to acquire 728,863 shares of our common stock with an estimated Black-Scholes value of $2,500,000. The exercise price was equal to the closing market price on the date of grant. This award was estimated to be among the highest in the peer group for his position. It was an increase of $250,000 over his 2006 award (made on January 17, 2007). His total direct compensation for 2007 (base pay, special restricted stock award and 2007 long-term incentive award) was $3,275,000, a decrease of $15,000 (0.5%) over 2006. As discussed above, the Compensation Committee considered our financial and operating performance for 2007, including the decrease in our EPS, the decrease in our TSR for the year, our high ROE and our high relative performance in our peer group in arriving at the compensation package described. In particular, our relative performance on all financial and shareholder measures against the peer group performance was the key factor in awarding the restricted stock unit award. In contrast to annual bonus payments under our EIP, the amount of the long-term equity award is typically not impacted significantly by a single year's performance and is meant to be a long-term incentive that promotes higher level performance over a several-year period. In Mr. Chenevich's case, the value of his long-term awards remained at the same level from 2004 to 2006, with the approximately 11% increase in 2007 reflective of his long service, high performance level and relative position of his cash pay to the peer group.

        Mr. Chenevich's base pay in 2006 was $475,000, which was an increase of $25,000 (5.6%) over his pay in 2005. Based on our 2006 peer group, this was at approximately the 49th percentile for a vice chair serving as a chief information officer with operations responsibilities. Mr. Chenevich received a cash incentive bonus of $565,000 in February 2007 for the year ended December 31, 2006. This was a decrease of $60,000 (9.6%) over 2005, and it was 95% of his target level. His total cash compensation for 2006 was $1,040,000, which represented a decrease of $35,000 (3.3%) over 2005. Based on peer group analysis, his total cash compensation was at approximately the 49th percentile level. Mr. Chenevich also received a long-term incentive award on January 17, 2007, in the form of options to acquire 413,603 shares of our common stock at an exercise price equal to the fair market value on the date of grant, with an estimated Black-Scholes value of $2,250,000. This award was estimated to be at approximately the 75th percentile of the peer group and was the same as his 2005 stock option award. His total direct compensation (base pay, cash incentive bonus and 2006 long-term incentive award) was $3,290,000, a decrease of $35,000 (1.1%) over 2005. It was estimated his total direct compensation was at approximately the 69th percentile of the peer group. The Compensation Committee awarded Mr. Chenevich a cash incentive award equal to 95% of the target award level established a year earlier. The award level was slightly less than his target because the overall corporate goals for revenue growth and business line targeted results were not met, but his individual performance was superior and his business line met its financial plan, which contributed to the overall increase in corporate EPS and high ROE. The Compensation Committee also took into consideration the relative increase in the EPS of the peer group of banks in comparison to our increase and the overall economic environment in which the above-target returns were achieved.

        Ms. Joseph serves as our Vice Chairman, Payment Services. Ms. Joseph's base pay in 2007 was $500,000, which was an increase of $50,000 from 2006. Within our peer group, there was not a good match to the specific responsibilities and lines of business that Ms. Joseph leads. As a result, the Compensation Committee used comparisons to our other vice chairs to benchmark her pay. She had the second highest base pay of our vice chairs. Her business lines contributed approximately 22% of our net income in 2007. The amount of Ms. Joseph's target cash bonus was approximately in the middle of the range of target bonuses for our vice chairs. The amount of her target bonus takes into consideration her higher level of base pay. As discussed above, Ms. Joseph did not receive a cash incentive bonus under the EIP for the year ended December 31, 2007. Her total cash compensation for 2007 was $500,000, which represented a decrease of $450,000 from 2006. However, in lieu of a cash incentive bonus, she received a special award of restricted stock with a value on grant date of $325,000, which was 65% of her target cash bonus. On the recommendation of our chief executive officer, Ms. Joseph received 65% of her target bonus amount due to her exceptional individual performance and the performance of the lines of business she manages. The restricted stock will vest at the end of three years. Ms. Joseph also received a long-term incentive award on January 16, 2008, in the form of options to acquire 583,090 shares of our common stock with an estimated Black-Scholes value of $2,000,000. The exercise price was equal to the closing market price on the date of grant. This award was the third highest award among our vice chairs. This award was an increase of $500,000 over her 2006 award (made on January 17, 2007). Her total direct compensation for 2007 (base pay, special restricted stock award and 2007 long-term incentive award) was $2,825,000, an increase of $375,000 (15.3%) over 2006. As discussed above, the Compensation Committee considered our financial and operating performance for 2007, including the decrease in our fully diluted EPS, the decrease in our TSR for the year, our high ROE and our high relative performance in our peer group in arriving at her compensation package. In particular, the relative performance on all financial and shareholder measures against the peer group performance was the key factor in granting the restricted stock award. In contrast to annual bonus payments under our EIP, the amount of the long-term equity award is typically not impacted significantly by a single year's performance and is meant to be a long-term incentive that promotes higher level performance over a several-year period. In Ms. Joseph's case, the large increase in the long-term incentive award was meant to reflect her high long-term importance to U.S. Bancorp. In addition, her business lines have been among our strongest and most consistent areas of growth.

        Ms. Joseph's base pay in 2006 was $450,000, which was the same as her pay in 2005. Within our peer group, there was not a good match to the specific responsibilities and lines of business that Ms. Joseph leads. We used comparisons to our other vice chairs to benchmark her pay. In 2006, she had the fourth highest base pay of our vice chairs. Ms. Joseph received a cash incentive bonus of $500,000 in February 2007 for the year ended December 31, 2006. This was an increase of $50,000 over 2005, and it was 111% of her target bonus. Her total cash compensation for 2006 was $950,000, which represented an increase of $50,000 over 2005. The amount of Ms. Joseph total cash compensation was approximately in the middle of the range of total compensation for our vice chairs. Ms. Joseph also received a long-term incentive award in the form of stock options on January 17, 2007, to acquire 275,735 shares of our common stock with an estimated Black-Scholes value of $1,500,000. The exercise price was equal to the closing market price on the date of grant. It was an increase of $100,000 over her 2005 award (made on January 17, 2006). Her total direct compensation (base pay, cash incentive bonus and 2006 long-term incentive award) was $2,450,000, an increase of $150,000 (6.5%) over 2005. It was estimated her total direct compensation was approximately in the middle of our vice chairs. The Compensation Committee awarded Ms. Joseph a cash incentive award equal to 111% of the target award level established a year earlier, based on her business lines having met their overall goals for revenue growth, expense control and business line targeted results and the overall increase in corporate EPS and high ROE. The Compensation Committee also took into consideration the relative increase in the EPS of the peer group in comparison to our increase and the overall economic environment in which the above-target returns were achieved.

        Mr. Mitau serves as our Executive Vice President and General Counsel. Mr. Mitau's base pay in 2007 was $375,000, which was unchanged from 2006. His base pay was at approximately the 45th percentile, based on our 2007 peer group data base. As discussed above, Mr. Mitau did not receive a cash incentive bonus under the EIP for the year ended December 31, 2007. His total cash compensation for 2007 was $375,000, which represented a decrease of $405,000 from 2006. Based on our 2007 peer group data, this was among the lowest for the chief legal officer. However, in lieu of a cash incentive bonus, he received a special award of restricted stock units with a value on grant date of

$225,000, which was 50% of his target cash award. The restricted stock units will vest at the end of three years. Based on the cash value of this award, it was below the 25th percentile for the 2007 peer group for cash incentive bonuses. Mr. Mitau also received a long-term incentive award on January 16, 2008, in the form of options to acquire 379,009 shares of our common stock with an estimated Black-Scholes value of $1,300,000. The exercise price was equal to the closing market price on the date of grant. This award was estimated to be among the highest in the peer group for his position. It was an increase of $100,000 over his 2006 award (made on January 17, 2007). His total direct compensation for 2007 (base pay, special restricted stock award and 2007 long-term incentive award) was $1,900,000, a decrease of $80,000 (4.0%) over 2006. As discussed above, the Compensation Committee considered our financial and operating performance for 2007, including the decrease in our fully diluted EPS, the decrease in TSR for the year, our high ROE and our high relative performance within our peer group in arriving at the compensation package described. In particular, our relative performance on all financial and shareholder measures against the peer group performance was the key factor in granting the restricted stock unit award. In contrast to annual bonus payments under our EIP, the amount of the long-term equity award is typically not impacted significantly by a single year's performance and is meant to be a long-term incentive that promotes higher level performance over a several-year period. In Mr. Mitau's case, his long-term awards have remained the same level for the prior three years, with the approximately 8% increase this year reflective of his long service, high performance and relative position of his cash pay to the peer group.

        Mr. Mitau's base pay in 2006 was $375,000, which was an increase of $20,000 (5.6%) over his pay in 2005. Based on our 2006 peer group, this was at approximately the 47th percentile for an Executive Vice President and General Counsel. Mr. Mitau received a cash incentive bonus of $405,000 in February 2007 for the year ended December 31, 2006. This was a decrease of $20,000 (4.7%) over 2005, and it was 90% of his target level. His total cash compensation for 2006 was $780,000, which was the same as his 2005 pay. Based on peer group analysis, his total cash compensation was at approximately the 43rd percentile level. Mr. Mitau also received a long-term incentive award in the form of stock options on January 17, 2007, to acquire 220,588 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, with an estimated Black-Scholes value as of the date of grant of $1,200,000. This award was estimated to be at approximately the 75th percentile of the peer group and was the same as his 2005 award. His total direct compensation (base pay, cash incentive bonus and long-term incentive award) was $1,980,000, which was the same as his 2005 total. It was estimated his total direct compensation was at approximately the 63rd percentile of the peer group. The Compensation Committee awarded Mr. Mitau a cash incentive award equal to 90% of the target award level. The award level was less than his target because the overall corporate goals for revenue growth and business line targeted results were not met, but his individual performance was high and corporate performance showed an increase in corporate EPS and high ROE. The Compensation Committee also took into consideration the relative increase in the EPS of the peer group in comparison to our increase and the overall economic environment in which the above-target returns were achieved.

        Mr. Moffett's compensation is described in this proxy statement because he was our principal financial officer for a portion of 2007. Mr. Moffett retired as our Vice Chairman and Chief Financial Officer effective on February 27, 2007, and entered into a non-executive employment agreement with us. Pursuant to this agreement, he provided services to us as special advisor to our chief executive officer for a period of one year following his retirement as chief financial officer. Under this agreement, Mr. Moffett received a base salary of $240,000, with no eligibility for any bonus or long-term incentive awards. His existing option and restricted share grants continued to vest and remained outstanding consistent with their terms during the term of the agreement. Mr. Moffett's total base pay in 2007 was $291,678, which was a decrease of $258,322 (47.0%) over his base pay in 2006. Mr. Moffett did not receive a bonus for the year ended December 31, 2007.

        Mr. Moffett's base pay in 2006 was $550,000, which was an increase of $25,000 (4.8%) over his pay in 2005. Based on our 2006 peer group, this was at approximately the 57th percentile for chief financial officers. Mr. Moffett received a cash incentive bonus of $1,000,000 in February 2007 for the year ended December 31, 2006. This was a decrease of $250,000 over 2005, but it was 121% of his target level. His total cash compensation for 2006 was $1,550,000, which represented a decrease of $225,000 over 2005. Based on peer group analysis, his total cash compensation was at approximately the 57th percentile level. Mr. Moffett also received a long-term incentive award in the form of stock options on January 17, 2007, to acquire 460,300 shares of our common stock at an exercise price equal to the fair market value on the date of grant, with an estimated Black-Scholes value of $2,500,000. This award was estimated to be at approximately the 68th percentile of the peer group and was the same as his prior year's award (received on January 17, 2006). His total direct compensation (base pay, cash incentive bonus and 2006 long-term incentive award) was $4,050,000, a decrease of $225,000 over 2005. It was estimated his total direct compensation was at approximately the 62nd percentile of the peer group. In arriving at the 2006 compensation amounts, the Compensation Committee considered our financial and operating performance for 2006, including the increase in EPS and high ROE. The Compensation Committee awarded Mr. Moffett a cash incentive bonus equal to 121% of the target award level established a year earlier, based on U.S. Bancorp exceeding its financial goals for the year and, in particular, the contributions of the treasury and tax departments of his financial group to our overall superior performance through investment management and a lower effective tax rate in 2006. The Compensation Committee took into consideration the actual increase in the EPS of the peer group of banks and the overall economic environment in which the above-target returns were achieved.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee of the Board of Directors of U.S. Bancorp

Jerry W. Levin, Chair Arthur D. Collins, Jr. Peter H. Coors	Warren R. Staley Patrick T. Stokes

Summary Compensation Table

        The following table shows the cash and non-cash compensation for each of the last two fiscal years awarded to or earned by individuals who served as our chief executive officer or chief financial officer and each of our three other most highly compensated executive officers during fiscal year 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)		Total ($)
Richard K. Davis Chairman, President and Chief Executive Officer	2007 2006	850,032 625,024	46,158 99,678	2,874,827 2,421,794		— 1,500,000	609,672 1,248,437	14,170 21,563	(6)	4,394,859 5,916,496
Andrew Cecere(7) Vice Chairman and Chief Financial Officer	2007 2006	445,850 400,015	111,331 145,028	1,296,800 1,337,754		— 625,000	177,356 100,023	12,432 12,023	(8)	2,043,769 2,619,843
William L. Chenevich Vice Chairman, Technology and Operations Services	2007 2006	475,018 475,018	150,624 196,215	2,291,506 1,819,626	(9)	— 565,000	501,385 1,283,938	27,528 28,562	(10)	3,446,061 4,368,359
Pamela A. Joseph Vice Chairman, Payment Services	2007 2006	500,019 450,017	258,014 437,235	943,483 816,817		— 500,000	267,773 246,451	9,000 9,244	(11)	1,978,289 2,459,764
Lee R. Mitau Executive Vice President and General Counsel	2007 2006	375,014 375,014	87,586 117,320	2,258,103 1,684,245	(9)	— 405,000	240,704 260,968	17,387 11,963	(12)	2,978,794 2,854,510
David M. Moffett(13) Former Vice Chairman and Chief Financial Officer	2007 2006	291,678 550,021	46,158 99,678	1,860,688 1,863,678		— 1,000,000	620,953 1,393,171	21,100 32,441	(14)	2,840,577 4,938,989

(1)
Includes any amounts deferred at the direction of the executive officer pursuant to the U.S. Bancorp 401(k) Savings Plan and the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan, as applicable.

(2)
The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation cost for restricted stock awards as reported in our 2007 consolidated statement of income for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at the time the restricted award is granted is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The expenses reported in this column relate to restricted stock grants originally made on December 17, 2002, and January 20, 2004. The original total cost of these awards was based on the number of shares awarded and the fair market value of the U.S. Bancorp common stock on the date the grant was made. Except for Mr. Moffett, who retired from his position as Chief Financial Officer on February 27, 2007, we made special restricted stock awards to these officers in January 2008. The 2008 awards are discussed in the Compensation Discussion and Analysis section of this proxy statement. In accordance with FAS 123R, none of the compensation expense related to the January 2008 awards are included in this column.

(3)
The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation cost for stock option awards as reported in our consolidated statement of income for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. Since January 2004, we typically have made annual grants to the officers named above, and to the other members of the Managing Committee, in January of each year. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 17 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K. Except for Mr. Moffett, we made stock option awards to these officers in January 2008. The 2008 awards are discussed in the Compensation Discussion and Analysis section of this proxy statement. In accordance with FAS 123R, none of the compensation expense related to the January 2008 awards are included in this column.

(4)
The amounts in this column relate to awards granted under our 2006 Executive Incentive Plan. That plan and these awards are discussed in the Compensation Discussion and Analysis section of this proxy statement.

(5)
The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the U.S. Bancorp Pension Plan and the U.S. Bancorp Non-Qualified Retirement Plan. The increase in value is primarily due to the increase in the age of the officers and the officers' years of service. All of the pension benefits for Messrs. Davis, Moffett, and Chenevich and Ms. Joseph are based on their respective highest five consecutive years average pay. For Messrs. Cecere and Mitau, the aggregate supplemental benefits are based on their respective final three consecutive years average pay and their remaining pension benefits are based on their respective highest five consecutive years average pay. Pay includes both base pay and cash incentive awards earned in the applicable year. The net present value of the pension benefits as of December 31, 2006 and 2007 used to calculate the net change in pension benefits were determined using the same assumptions used to determine our pension obligations and expense for financial statement purposes. See Note 16 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K for these specific assumptions. Additional information about our Pension Plan and Non-Qualified Retirement Plan is included below under the heading "Pension Benefits." We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in this column.

(6)
Includes parking reimbursement of $2,880; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,000; home security system costs of $2,228; and a noncash award of $61. On a few occasions during 2007 Mr. Davis used corporate aircraft for personal purposes, which includes a family member accompanying him on a business-related flight, and in each case, Mr. Davis reimbursed the company for all aggregate incremental cost to the company of such usage.

(7)
Mr. Cecere served as our Vice Chairman, Wealth Management until February 27, 2007, and assumed the role of Vice Chairman and Chief Financial Officer on February 28, 2007.

(8)
Includes parking reimbursement of $2,880; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,000; home security system costs of $475; a health benefit rebate of $25; and a noncash award of $52.

(9)
Under the terms of our standard stock option agreement, at age 59 1/2 with ten years of service, an employee meets certain retirement eligibility criteria that allow the option to continue to vest after termination of employment and give the employee the full remaining term of the option to exercise. In 2006, we changed our accounting practices as part of our adoption of FAS 123R to record the expense of an option over the period to the date an employee meets these retirement criteria, if that period is less than the vesting time period of the stock option. Because of this change, Mr. Chenevich's and Mr. Mitau's option expense was higher than the average level of their respective annual awards over the last four years. Mr. Chenevich and Mr. Mitau will meet the retirement eligibility criteria in April 2009 and April 2008, respectively. In addition, as shown in the Grants of Plan Based Awards Table, Mr. Mitau received two "reload" stock option grants that also contributed to his higher than average option expense.

(10)
Includes executive physical of $9,062; parking reimbursement of $2,880; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,000; home security system costs of $5,018; and reimbursement of financial planning expenses of $1,567.

(11)
Consists of a matching contribution by U.S. Bancorp into the 401(k) Savings Plan.

(12)
Includes executive physical of $3,392; parking reimbursement of $2,880; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,000; and reimbursement of financial planning expenses of $2,116.

(13)
Mr. Moffett retired from his position as our Vice Chairman and Chief Financial Officer on February 27, 2007. Mr. Moffett continued to provide services to us during 2007 as discussed further below under the heading "Potential Payments Upon Termination or Change in Control—Agreement with David M. Moffett."

(14)
Includes executive physical of $7,195; parking reimbursement of $2,880; a matching contribution by U.S. Bancorp into the 401(k) Savings Plan of $9,000; home security system costs of $550; and reimbursement of financial planning expenses of $1,475.

Grants of Plan-Based Awards

        The following table summarizes the 2007 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table. The first line of information for each executive contains information about the 2007 cash awards that each executive was eligible for under our 2006 Executive Incentive Plan, and the remaining information relates to stock options granted under our 2001 Stock Incentive Plan or our 2007 Stock Incentive Plan.

Grants of Plan-Based Awards

			Date of Compensation Committee Meeting at Which Grant Was Approved	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
													Grant Date Fair Value of Stock and Option Awards ($)(3)
												Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date			Threshold ($)		Target ($)		Maximum ($)(2)
Richard K. Davis	— 1/17/07	(4)	— 1/15/07	510,000 —		1,700,000 —		8,648,000 —		— —	— 919,118	— 35.7600	— 5,000,000
Andrew Cecere	— 1/17/07	(4)	— 1/15/07	202,500 —		675,000 —		8,648,000 —		— —	— 321,691	— 35.7600	— 1,750,000
William L. Chenevich	— 1/17/07	(4)	— 1/15/07	178,125 —		593,750 —		8,648,000 —		— —	— 413,603	— 35.7600	— 2,250,000
Pamela A. Joseph	— 1/17/07	(4)	— 1/15/07	150,000 —		500,000 —		8,648,000 —		— —	— 275,735	— 35.7600	— 1,500,000
Lee R. Mitau	— 1/17/07 4/19/07 10/31/07	(4) (5) (6)	— 1/15/07 4/20/99 4/20/99	135,000 — — —		450,000 — — —		8,648,000 — — —		— — — —	— 220,588 116,342 127,347	— 35.7600 34.3300 33.1600	— 1,200,000 222,112 214,348
David M. Moffett	— 1/17/07	(4)	— 1/15/07	— —	(7)	— —	(7)	— —	(7)	— —	— 459,559	— 35.7600	— 2,500,000

(1)
These columns show the potential payments for each of the named executive officers under our EIP. Additional information regarding our EIP is included above in "Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Incentives." Generally, the actual bonus incentive amounts paid based on our performance are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. However, as discussed above in the Compensation Discussion and Analysis section of this proxy statement, no cash incentive bonus amounts were paid to these officers for 2007.

(2)
Our EIP provides the opportunity for each participant in the plan to earn a bonus incentive amount equal to or less than 0.2% of our net income for the performance year. Our net income for the 2007 fiscal year was $4.324 billion, and 0.2% of net income was $8.648 million.

(3)
The Black-Scholes option pricing model was used to estimate the grant date fair value of the options in this column. Use of this model should not be construed as an endorsement of its accuracy. All stock option pricing models require predictions about the future movement of the stock price. The assumptions used to develop the grant date valuations for the options granted on January 17, 2007, were: risk-free rate of return of 4.7%, dividend rate of 4.25%, volatility rate of 20.3%, quarterly reinvestment of dividends, and an average term of five years. The assumptions used to develop the grant date valuations for the "reload" options granted on April 19, 2007, and discussed further below, were: risk-free rate of return of 4.54%, dividend rate of 4.25%, volatility rate of 19.91%, quarterly reinvestment of dividends, and an average term of six months. The assumptions used to develop the grant date valuations for the "reload" options granted on October 31, 2007, were the same, except that the risk-free rate of return was 4.23% and the volatility rate was 18.41%. No adjustments have been made for non-transferability or risk of forfeiture. The real value of the options in this table will depend on the actual performance of our common stock during the applicable period and the fair market value of our common stock on the date the options are exercised.

(4)
These options were granted on January 17, 2007, for 2006 performance and vest at 25% per year on the anniversary of the grant date.

(5)
These options are "reload" options granted on April 19, 2007. They vested on October 19, 2007, in accordance with the terms of the original option grant. Under the terms of certain stock option grants originally made in 1999, if the option exercise price was paid by surrendering shares of our stock owned by the option holder for at least six months prior to the exercise, the option holder was granted a number of reload options equal to the number of shares surrendered, but having an exercise price equal to the fair market price at the time of the exercise. To the extent the option holder also surrendered previously owned shares to pay the income taxes due on the exercise, additional reload options were granted on those surrendered shares. The original stock option grants permitted a holder to exercise and reload up to three times. The reload options vest six months after the date of grant and expire on the same date as the original option grant. All options with a reload feature held by any of the officers in this table will expire in 2009.

(6)
These options are reload options granted on October 31, 2007. They will vest on April 30, 2008, in accordance with the terms of the original option grant.

(7)
Mr. Moffett retired from his position as our Vice Chairman and Chief Financial Officer on February 27, 2007, and was not eligible for a cash incentive bonus award.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows the unexercised stock options, unvested restricted stock, and other equity incentive plan awards held at the end of fiscal year 2007 by the executive officers named in the Summary Compensation Table.

Outstanding Equity Awards At Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Richard K. Davis	— 137,074 259,505 215,175 235,591 261,768 352,380 196,326 347,346 271,836	(3) (4) (5)	919,118 411,223 259,505 71,725 — — — — —	(2) (3) (4) (5)	35.7600 30.0000 30.4000 28.5000 21.4938 19.1001 21.5410 21.2306 28.7006 23.6310	1/17/2017 1/17/2016 1/18/2015 1/20/2014 12/17/2012 12/18/2011 12/12/2010 12/14/2009 1/12/2009 11/20/2008	— — — — — — — — — —		— — — — — — — — — —
Andrew Cecere	— 62,662 118,631 31,075 156,054 86,462 171,156 191,040 —	(3) (4) (5)	321,691 187,988 118,631 93,225 — — — — —	(2) (3) (4) (5)	35.7600 30.0000 30.4000 28.5000 21.4938 19.1001 23.1824 29.1518 —	1/17/2017 1/17/2016 1/18/2015 1/20/2014 12/17/2012 12/18/2011 2/27/2011 4/20/2009 —	— — — — — — — — 17,000	(7)	— — — — — — — — 539,580
William L. Chenevich	— 88,119 166,825 41,950 154,796 28,638 122,932 —	(3) (4) (6)	413,603 264,358 166,825 125,850 — — — —	(2) (3) (4) (6)	35.7600 30.0000 30.4000 28.5000 21.4938 21.5410 32.9633 —	1/17/2017 1/17/2016 1/18/2015 1/20/2014 12/17/2012 12/12/2010 4/26/2009 —	— — — — — — — 23,000	(7)	— — — — — — — 730,020

Pamela A. Joseph	— 54,829 103,802 28,859 67,457 106,700 — —	(3) (4) (5)	275,735 164,490 103,802 9,620 — — — —	(2) (3) (4) (5)	35.7600 30.0000 30.4000 28.5000 21.4938 21.9309 — —	1/17/2017 1/17/2016 1/18/2015 1/20/2014 12/17/2012 7/24/2011 — —	— — — — — — 36,850 1,661	(8) (9)	— — — — — — 1,169,619 52,720
Lee R. Mitau	— 46,997 88,973 23,300 66,952 1,567 108,126 — 116,342 —	(3) (4) (6) (11)	220,588 140,991 88,973 69,900 — — — 127,347 — —	(2) (3) (4) (6) (10)	35.7600 30.0000 30.4000 28.5000 21.4938 29.1518 33.2500 33.1600 34.3300 —	1/17/2017 1/17/2016 1/18/2015 1/20/2014 12/17/2012 4/20/2009 4/20/2009 4/20/2009 4/20/2009 —	— — — — — — — — — 12,800	(7)	— — — — — — — — — 406,272
David M. Moffett	— 97,910 185,361 195,000 235,591 261,768 352,380 196,326 347,346 271,836	(3) (4) (5)	459,559 293,731 185,361 65,000 — — — — — —	(2) (3) (4) (5)	35.7600 30.0000 30.4000 28.5000 21.4938 19.1001 21.5410 21.2306 28.7006 23.6310	1/17/2017 1/17/2016 1/18/2015 1/20/2014 12/17/2012 12/18/2011 12/12/2010 12/14/2009 1/12/2009 11/20/2008	— — — — — — — — — —		— — — — — — — — — —

(1)
The amounts in this column are calculated using a per share value of $31.74, the closing market price of a share of our common stock on December 31, 2007, the last business day of the year.

(2)
These non-qualified stock options vest at the rate of 25% per year, with vesting dates of January 17, 2008, 2009, 2010 and 2011.

(3)
These non-qualified stock options vest at the rate of 25% per year; 25% vested on January 17, 2007, with remaining vesting to occur on January 17, 2008, 2009 and 2010.

(4)
These non-qualified stock options vest at the rate of 25% per year; 25% vested each year on January 18, 2006 and 2007 with remaining vesting to occur on January 18, 2008 and 2009.

(5)
These non-qualified stock options vest at the rate of 25% per year; 25% vested each year on January 20, 2005, 2006 and 2007 with remaining vesting to occur on January 20, 2008.

(6)
These non-qualified stock options were subject to performance-accelerated vesting. The performance acceleration criteria were not met and the options will vest on January 20, 2009, the fifth anniversary of the grant date.

(7)
This restricted stock was subject to performance-accelerated vesting. The performance acceleration criteria was not met and the restricted stock will vest on January 20, 2009, the fifth anniversary of the grant date.

(8)
This restricted stock vests at the rate of 33% on the third anniversary of the grant date, 33% on the fourth anniversary, and 34% on the fifth anniversary; 33% vested on January 20, 2007, with remaining vesting to occur on January 20, 2008 and 2009.

(9)
This restricted stock vests at the rate of 25% per year; 25% vested each year on January 20, 2005, 2006, and 2007 with remaining vesting to occur on January 20, 2008.

(10)
These options are "reload" non-qualified stock options, which will vest in full on April 30, 2008. Under the terms of certain stock option grants originally made in 1999, if the option exercise price was paid by surrendering shares of our stock owned by the option holder for at least six months prior to the exercise, the option holder was granted a number of reload options equal to the number of shares surrendered, but having an exercise price equal to the fair market price at the time of the exercise. To the extent the option holder also surrendered previously owned shares to pay the income taxes due on the exercise, additional reload options were granted on those surrendered shares. The original stock option grants permitted a holder to exercise and reload up to three times. The reload options vest six months after the date of grant and expire on the same date as the original option grant. All options with a reload feature held by any of the officers in this table will expire in 2009.

(11)
These options are "reload" non-qualified stock options, which vested in full on October 19, 2007.

Option Exercises and Stock Vested

        The following table summarizes information with respect to stock option awards exercised and restricted stock and restricted stock unit awards vested during fiscal 2007 for each of the executive officers named in the Summary Compensation Table.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Richard K. Davis	—	—	27,000	858,870
Andrew Cecere	—	—	17,000	540,770
William L. Chenevich	208,700	1,532,853	23,000	731,630
Pamela A. Joseph	40,000	500,864	19,810	699,095
Lee R. Mitau	353,498	2,384,841	15,000	477,150
David M. Moffett	226,530	3,745,742	27,000	858,870

(1)
Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise.

(2)
Value determined by multiplying the number of vested shares by the closing market price of a share of our common stock on the vesting date, or on the previous business day in the event the vesting date is not a business day.

Pension Benefits

        Defined Benefit Pension Plans.    The U.S. Bancorp Pension Plan was created through the merger of the former U.S. Bancorp's career average pay defined benefit plan, known as the "Cash Balance Pension Plan," and the former Firstar Corporation's non-contributory defined benefit plan, which was primarily a final average pay plan. Under the U.S. Bancorp Pension Plan, benefits are calculated using a final average pay formula, based upon the employee's years of service and average salary during the five consecutive years of service in which compensation was the highest during the ten years prior to retirement, with a normal retirement age of 65. Substantially all employees are eligible to receive benefits under the U.S. Bancorp Pension Plan. Participation requires one year of service with U.S. Bancorp or its affiliates, and vesting of benefits under the plan requires five years of service.

        Although no new benefits are accrued under the former Cash Balance Pension Plan and Firstar Corporation's plan for service after 2001, benefits previously earned under those plans have been preserved and will be part of a retiree's total retirement benefit. In order to preserve the relative value of benefits that use the final average pay formula, subsequent changes in compensation (but not in service) may increase the amount of those benefits.

        Federal laws limit the amount of compensation we may consider when determining benefits payable under qualified defined benefit pension plans. We also maintain a non-contributory, non-qualified retirement plan that pays the excess pension benefits that would have been payable under our current and prior qualified defined benefit pension plans if the federal limits were not in effect. This non-qualified plan also provides additional supplemental benefits for certain of our executive officers.

        Messrs. Davis, Moffett and Chenevich earned benefits under the former Firstar Corporation's plan that will be included in their ultimate retirement benefits. Messrs. Cecere and Mitau earned benefits under the former U.S. Bancorp Cash Balance Pension Plan that will be included in their ultimate retirement benefits. Ms. Joseph became an employee in 2001 and did not earn benefits under either of these prior plans.

        Supplemental Retirement Benefits.    Most of our executive officers, including all of the officers named in the Summary Compensation Table in this proxy statement, are eligible for a supplemental benefit that augments benefits earned under the U.S. Bancorp Pension Plan and the non-qualified excess benefits discussed above. The supplemental benefit ensures that eligible executives receive a total retirement benefit equal to a fixed percentage of the executive's final average compensation. For purposes of this supplemental benefit, final average compensation includes annual base salary, annual bonuses and other compensation awards as determined by the Compensation Committee. Eligibility for these supplemental benefits is determined by the Compensation Committee based on individual performance and level of responsibility. Vesting of the supplemental benefit is generally subject to certain conditions, including that an executive officer provide a certain number of years of service determined by the Compensation Committee. Each of Messrs. Davis and Moffett is eligible for an amount of total retirement benefits at age 62 equal to 60% of the average compensation during his five consecutive years of service in which he is most highly compensated, and each is fully vested in these benefits. Mr. Chenevich is eligible for an amount of total retirement benefits at age 65 equal to 55% of his average compensation during his five consecutive years of service in which he is most highly compensated. Ms. Joseph is eligible for an amount of total retirement benefits at age 62 equal to 55% of the average compensation during her five consecutive years of service in which she is most highly compensated. She will become vested in the supplemental benefit at age 55. Messrs. Cecere and Mitau are eligible for an amount of total retirement benefits at age 65 equal to 55% of the average compensation during their final three years of service, reduced by their estimated retirement benefits from Social Security. Messrs. Cecere and Mitau become fully vested in the supplemental benefit at age 60, with their vesting percentage increasing on a pro rata basis up to that age. The standard form of payment of the supplemental benefit is a ten year certain, single life annuity. Alternatively, each of Messrs. Davis, Chenevich, Cecere and Mitau and Ms. Joseph have, and Mr. Moffett had, the option of electing to receive (i) a lump sum distribution of their supplemental retirement benefits or (ii) various forms of joint and survivor annuity benefits. These elections must be made 12 months prior to the applicable officer's retirement date. The amount of the lump sum distribution equals the actuarial equivalent of the annuity form of payment and is calculated using the same actuarial assumptions for our pension plan obligations discussed in Note 16 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K. The means of calculating the various joint and survivor annuity benefits are described in the pension plan. Mr. Moffett will receive his supplemental benefit in the form of a ten year certain, single life annuity benefit.

        Pension Benefits Table.    The following table summarizes information with respect to each plan that provides for payments or other benefits at, following, or in connection with the retirement of any of the executive officers named in the Summary Compensation Table.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)(1)(2)		Payments During Last Fiscal Year ($)
Richard K. Davis	U.S. Bancorp Non-Qualified Retirement Plan: Supplemental Benefits Excess Benefit U.S. Bancorp Pension Plan	14 14 14	4,655,188 689,888 158,655		— — —

	Total		5,503,731	(3)	—

Andrew Cecere	U.S. Bancorp Non-Qualified Retirement Plan: Supplemental Benefits Excess Benefit U.S. Bancorp Pension Plan	22 22 22	296,129 420,444 257,612		— — —

	Total		974,185	(4)	—

William L. Chenevich	U.S. Bancorp Non-Qualified Retirement Plan: Supplemental Benefits(5) Excess Benefit U.S. Bancorp Pension Plan	9 9 9	3,757,939 718,084 244,968		— — —

	Total		4,720,991	(6)	—

Pamela A. Joseph	U.S. Bancorp Non-Qualified Retirement Plan: Supplemental Benefits(5) Excess Benefit U.S. Bancorp Pension Plan	14 14 14	551,180 196,875 62,732		— — —

	Total		810,787	(3)	—

Lee R. Mitau	U.S. Bancorp Non-Qualified Retirement Plan: Supplemental Benefits Excess Benefit U.S. Bancorp Pension Plan	12 12 12	787,401 680,090 243,488		— — —

	Total		1,710,979	(4)	—

David M. Moffett	U.S. Bancorp Non-Qualified Retirement Plan: Supplemental Benefits Excess Benefit U.S. Bancorp Pension Plan	14 14 14	5,670,794 768,546 232,229		— — —

	Total		6,671,569	(3)	—

(1)
The measurement date and material actuarial assumptions applied in quantifying the present value of the current accrued benefits are discussed in Note 16 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K. These assumptions include the use of a 6.3% discount rate and the RP 2000 mortality table projected to 2006. The average pay used for the benefit calculations was historical pay through the measurement date (September 30, 2007).

The amounts in this column were calculated based on the earliest age at which the applicable officer is entitled to receive unreduced retirement benefits, and ignore any vesting requirements.

  The earliest age of unreduced retirement benefits is 62 for Messrs. Davis and Moffett and Ms. Joseph, 63 for Mr. Chenevich and 65 for Messrs. Cecere and Mitau.

(2)
In the event of the death of one of the officers in this table, a pre-established percentage of the officer's pension benefits will be paid to the officer's beneficiary. The actual percentage paid to the beneficiary is dependent on the form of payment of benefits elected by the officer. The default percentage is 50% to the officer's spouse. The supplemental benefits applicable to Messrs. Davis, Chenevich and Moffett also provide for an additional lump sum payment based on certain actuarial calculations. Except with respect to Ms. Joseph, the present value of the payments to an officer's beneficiary would not exceed the total present value of accumulated benefits shown in this column. The amounts payable upon the death of Ms. Joseph are discussed below under the heading "Potential Payments Upon Termination or Change-in-Control—Employment Agreement with Pamela A. Joseph."

(3)
Messrs. Davis and Moffett and Ms. Joseph are eligible to begin receiving their vested pension benefit payments upon retirement and reaching age 55. The benefits for Messrs. Davis and Moffett and Ms. Joseph are reduced by certain early retirement benefit formulas specified in the applicable plan for each year prior to the officer reaching age 62. These early retirement benefit formulas reduce the annual pension benefit amount payable to these officers due to the longer benefit payment period related to the earlier commencement of benefits. Assuming that Messrs. Davis and Moffett and Ms. Joseph had retired at the end of 2007 and their benefit payment commenced upon reaching age 55, the present value of their total accumulated pension benefits calculated under these early retirement benefit formulas would be approximately $1,135,000 greater, $1,135,000 greater and $101,000 greater, respectively, than the total present value of accumulated benefit amount disclosed for them in this table. Mr. Moffett retired from his position as our Vice Chairman and Chief Financial Officer on February 27, 2007, at age 55. He continued to provide services to us during 2007 as discussed below under the heading "Potential Payments Upon Termination or Change in Control—Agreement with David M. Moffett."

(4)
Messrs. Cecere and Mitau are eligible to receive their vested supplemental benefits under the U.S. Bancorp Non-Qualified Retirement Plan upon retirement at any age. The excess benefit under that plan and the pension benefits under the U.S. Bancorp Pension Plan are payable after retirement and after reaching age 55. The vested benefits are reduced by certain early retirement benefit formulas specified in the applicable plan for each year prior to the officer reaching age 65. These early retirement benefit formulas reduce the annual pension benefit amount payable to these officers due to the longer benefit payment period related to the earlier commencement of benefits. Assuming that Mr. Cecere retired at age 55, the present value of his total accumulated pension benefits under the early retirement formulas would be approximately $48,000 greater than the total present value amount disclosed in this table. Assuming that Mr. Mitau retired at his current age of 59, the present value of his total accumulated pension benefits under the early retirement formulas would be approximately $27,500 greater than the total present value amount disclosed in this table.

(5)
Includes amounts which the named executive officer may not currently be entitled to receive because those amounts are not vested.

(6)
Mr. Chenevich is currently vested in 75% of his pension benefits. The vesting schedule of his pension benefits requires that he work until age 65 to be vested in 100% of his benefits. He is otherwise not eligible for early retirement pension benefits. If Mr. Chenevich had retired at the end of 2007 and had immediately commenced receiving benefit payments, the present value of his benefits would be 75% of the aggregate benefit amount disclosed in this table.

Nonqualified Deferred Compensation

        Under the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan, members of our senior management, including all of our executive officers, may choose to defer all or a part of their cash compensation. The minimum amount that can be deferred in any calendar year is $1,000. Cash compensation that is deferred is deemed to be invested in any of the following investment alternatives selected by the participant:

  •
  shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

  •
  one of several mutual funds.

        Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the executive officer until his or her retirement or earlier termination of employment. At that time, the participant will receive, depending upon the investment alternative selected by the executive officer, payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant's beneficiary. The benefits under the plan otherwise are not transferable by the participant.

        Prior to the establishment of the U.S. Bancorp 2005 Executive Employees Deferred Compensation Plan, members of our senior management could defer compensation into a prior U.S. Bancorp deferred compensation plan. The provisions of our 2005 plan are substantially similar to those under our prior plan, with the primary differences being the inclusion of provisions in our 2005 plan that are required to comply with the American Jobs Creation Act, including restrictions that apply to distributions. In addition, under our prior plan, a participant could defer the profit amount associated with U.S. Bancorp stock options or other equity awards. Messrs. Davis and Moffett have deferred amounts under our prior plan, and Mr. Moffett also deferred amounts under our 2005 plan.

        The following table summarizes information with respect to the participation of the executive officers named in the Summary Compensation Table in any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard K. Davis	—	—	(163,532)	—	1,855,193(2)
Andrew Cecere	—	—	—	—	—
William L. Chenevich	—	—	—	—	—
Pamela A. Joseph	—	—	—	—	—
Lee R. Mitau	—	—	—	—	—
David M. Moffett	983,644(3)	—	(133,165)	—	15,747,724(4)

(1)
The amounts reported in this column represent the change during the last fiscal year in the value of the underlying mutual fund or U.S. Bancorp stock fund in which the executive officers' deferred amounts were deemed to be invested and any increases in the deferred amounts due to dividends payable upon those funds.

(2)
Of this amount, $776,000 represents deferrals of cash compensation from prior years that were reported in the Summary Compensation Table in our proxy statement for the relevant years. The remaining balance represents the cumulative earnings on the original deferred amounts.

(3)
This contribution is the net after FICA tax amount of Mr. Moffett's 2006 annual cash incentive bonus that was paid in January 2007 and was disclosed in the Summary Compensation Table in our 2007 proxy statement.

(4)
Of this amount, (i) $6,307,430 represents deferrals of cash compensation from prior years that was reported in the Summary Compensation Table in our proxy statement for the relevant years, (ii) $3,673,171 represents deferrals of the profit amount associated with exercises of our stock options in prior years that was reported in the Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values table for the relevant years and (iii) the balance represents the cumulative increase in value of the investment alternatives in which the deferred amounts are deemed to be invested.

Potential Payments Upon Termination or Change-in-Control

        Payments Made Upon Termination.    Except as discussed below under "Employment Agreement with Pamela A. Joseph" and "Potential Payments Upon Change-in-Control," if the employment of any of Messrs. Davis, Chenevich, Cecere or Mitau or Ms. Joseph is voluntarily or involuntarily terminated, no additional payments or benefits will accrue or be paid to him or her, other than what the officer has accrued and is vested in under the benefit plans discussed above in this proxy statement including under the heading "Pension Benefits." Except with respect to Ms. Joseph or in connection with a change-in-control of U.S. Bancorp, a voluntary or involuntary termination will not trigger an acceleration of the vesting of any outstanding stock options or shares of restricted stock.

        Payments Made Upon Disability.    Under the terms of the U.S. Bancorp Non-Qualified Retirement Plan, Messrs. Davis, Chenevich, Cecere and Mitau, Ms. Joseph and all of our executive officers with a non-qualified supplemental pension benefit are eligible for a disability benefit that is equal to 60% of their current annual compensation. The definition of disability is the same as that used for the disability plan covering all employees. The definition of annual compensation is the same definition as is used to calculate supplemental pension benefits under this plan, without using a five-year average. The disability benefit would be reduced by any benefits payable under the U.S. Bancorp Pension Plan, Social Security or worker's compensation. The payments continue until the participant dies, ceases to have a disability or reaches their normal retirement age.

        If the employment of any of our officers who have received equity compensation awards, including Messrs. Davis, Chenevich, Cecere or Mitau, is terminated due to disability, the terms of our standard stock option and restricted stock agreements provide that the vesting and other terms of the stock options and restricted stock will continue as if the termination of employment did not occur. No financial information for the event of disability is set forth in the Potential Payments Upon Disability, Death or Termination After a Change in Control table below for the stock options and restricted stock held by Messrs. Davis, Chenevich, Cecere or Mitau, as there is no immediate financial impact upon the occurrence of any of these events. Financial information for the event of disability is included in that table for Ms. Joseph because a termination of Ms. Joseph due to disability will entitle her to the payments discussed below under "Employment Agreement with Pamela A. Joseph."

        Payments Made Upon Death.    In the event of the death of any of Messrs. Davis, Chenevich, Cecere or Mitau or Ms. Joseph, the benefits discussed above under the heading "—Payments Made Upon Termination" would be payable. Additionally, our standard stock option and restricted stock agreements contain terms that provide for the acceleration of any unvested stock options or shares of restricted stock upon the death of the officer. The stock option agreements generally provide that the administrator of the officer's estate has a three-year period after death during which to exercise the options. Ms. Joseph's estate is entitled to certain additional payments upon her death as discussed below under "Employment Agreement with Pamela A. Joseph."

        Potential Payments Upon Change-in-Control.    We have entered into change-in-control agreements with Messrs. Davis, Chenevich, Cecere and Mitau. The change-in-control agreements provide that if within 24 months after a change-in-control of U.S. Bancorp the officer is terminated either by U.S. Bancorp (other than for cause or disability), or by the officer for good reason, then the officer will be entitled to a lump-sum payment consisting of (a) the officer's prorated base salary through the date of termination plus the prorated amount of any bonus or incentive for the year in which the termination occurs, based on the target bonus for the officer for that year, and (b) a severance payment equal to three times the sum of the officer's highest base salary, on an annualized basis, paid by U.S. Bancorp during the prior five years plus the highest bonus earned by the executive with respect to any single year during the prior five years. We will also pay any excise taxes the officer may incur as a result of these payments and any income and excise taxes on the excise tax payments. The terms "cause," "good reason" and "change-in-control" are defined in the agreements. In the event of a termination following a change-in-control, the officer would also be entitled to the benefits listed above under the heading "—Payments Made Upon Termination."

        Our standard stock option and restricted stock agreements contain terms that provide for acceleration of the vesting of any unvested stock options or shares of restricted stock if an officer is terminated within 12 months after a change-in-control of U.S. Bancorp other than for cause. The accelerated options may be exercised at any time during the 12 months following the officer's termination.

        Employment Agreement with Pamela A. Joseph.    In connection with our acquisition of Nova Information Systems, Inc., we entered into an employment agreement with Ms. Joseph on May 7, 2001. The agreement had a two-year term and automatically renews for successive one-year terms unless either party gives written notice of termination at least 180 days prior to the expiration of the then-current term. The employment agreement provides for base salary and annual bonus compensation opportunities, medical, life and disability insurance for Ms. Joseph and other employee benefits on the same basis afforded to our similarly situated employees. Upon the occurrence of a change-in-control of U.S. Bancorp, all of Ms. Joseph's unvested non-qualified retirement benefits, supplemental retirement benefits, stock options, restricted stock and similar rights will immediately vest. In addition, Ms. Joseph is entitled to a tax gross-up in respect of excise taxes imposed on change-in-control payments or benefits under Section 4999 of the Internal Revenue Code.

        Upon a termination of Ms. Joseph's employment at any time for any reason (including death or disability, and other than a termination by us for "cause," a termination by Ms. Joseph without "good reason," or a termination due to expiration of the employment term), Ms. Joseph is entitled to:

  •
  a payment equal to two times her annual base salary ("Base Salary Severance");

  •
  a pro-rata portion of her annual bonus in respect of the calendar year in which the termination occurs;

  •
  accelerated vesting of unvested supplemental retirement benefits, stock options, restricted stock and similar rights; and

  •
  medical, life and disability insurance coverage for two years (or until such earlier time as Ms. Joseph shall become an employee of another company providing such benefits).

        In addition, following a change-in-control of U.S. Bancorp, upon a termination of employment by Ms. Joseph without "good reason" or due to the expiration of the employment term, Ms. Joseph is entitled to the payments and benefits described in the foregoing bullets, other than the pro-rata bonus. In the event we become obligated to pay Base Salary Severance, Ms. Joseph will be prohibited from competing with us in specified ways during the two-year period following termination of her employment. In the event that Ms. Joseph experiences a termination of employment that does not give rise to Base Salary Severance, we have the option to pay Ms. Joseph her annual base salary for one year or two years or not at all and to prohibit Ms. Joseph from competing against us in specified ways for a period equal to the period of base salary continuation.

        Agreement with David M. Moffett.    In connection with Mr. Moffett's retirement as our Vice Chairman and Chief Financial Officer effective on February 27, 2007, he entered into a non-executive employment agreement with us pursuant to which he provided services to us as special advisor to our chief executive officer for a period of one year following his retirement as Chief Financial Officer. Under this agreement, Mr. Moffett received a base salary of $240,000, with no eligibility for any bonus or long-term incentive awards. His existing option and restricted share grants continued to vest and remained outstanding consistent with their terms during the term of the agreement. Effective on the date of Mr. Moffett's retirement as Chief Financial Officer, the benefits under his change-in-control agreement were terminated.

        Pension Benefits.    No information regarding pension amounts payable to Messrs. Davis, Chenevich, Cecere or Mitau is shown in the Potential Payments Upon Disability, Death or Termination After a Change in Control table below. Applicable pension amounts payable to the executive officers are discussed above under the heading "Pension Benefits."

        The table below shows potential payments to the executive officers named in the Summary Compensation Table upon disability, death, involuntary termination or termination upon a change-in-control of U.S. Bancorp. The amounts shown assume that termination was effective as of December 31, 2007, the last business day of the year, and are estimates of the amounts that would be paid to the executives upon termination in addition to the base salary and bonus earned by the executives during 2007. The actual amounts to be paid can only be determined at the actual time of an executive's termination.

Potential Payments Upon Disability, Death, Involuntary Termination or Termination After a Change-in-Control

Name	Type of Payment	Annual Disability Payments ($)		Payments Upon Death($)	Payments Upon Involuntary Termination ($)	Payments Upon Involuntary or Good Reason Termination After a Change-In- Control Occurs($)
Richard K. Davis
	Base Pay	510,000		—	—	2,550,000
	Bonus	—		—	—	5,250,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—		1,295,655	—	1,295,655
	Restricted Stock(2)	—		—	—	—
	Excise Tax Gross Up Payment(3)	—		—	—	—

	Total	510,000		1,295,655	—	9,095,655

Andrew Cecere
	Base Pay	270,000		—	—	1,350,000
	Bonus	—		—	—	1,875,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—		788,114	—	788,114
	Restricted Stock(2)	—		539,580	—	539,580
	Excise Tax Gross Up Payment(3)	—		—	—	—

	Total	270,000		1,327,694	—	4,552,694

William L. Chenevich
	Base Pay	285,000		—	—	1,425,000
	Bonus	—		—	—	1,875,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—		1,091,282	—	1,091,282
	Restricted Stock(2)	—		730,020	—	730,020
	Excise Tax Gross Up Payment(3)	—		—	—	—

	Total	285,000		1,821,302	—	5,121,302

Pamela A. Joseph
	Base Pay	—	(4)	1,000,000	1,000,000	1,000,000
	Bonus	—		—	—	—
	Total Spread Value of Acceleration:
	Stock Options(1)	—	(4)	456,475	456,475	456,475
	Restricted Stock(2)	—	(4)	1,222,339	1,222,339	1,222,339
	Supplemental Retirement Benefits	—	(4)	2,448,991	2,448,991	2,448,991
	Health and Welfare Benefits	—		—	14,924	14,924
	Excise Tax Gross Up Payment(3)	—		—	—	—

	Total	—	(4)	5,127,805	5,142,729	5,142,729	(5)

Lee R. Mitau
	Base Pay	225,000	—	—	1,125,000
	Bonus	—	—	—	1,275,000
	Total Spread Value of Acceleration:
	Stock Options(1)	—	591,025	—	591,025
	Restricted Stock(2)	—	406,272	—	406,272
	Excise Tax Gross Up Payment(3)	—	—	—	—

	Total	225,000	997,297	—	3,397,297

David M. Moffett(6)
	Base Pay	144,000	—	—	—
	Bonus	—	—	—	—
	Total Spread Value of Acceleration:
	Stock Options(1)	—	970,076	—	—
	Restricted Stock(2)	—	—	—	—
	Excise Tax Gross Up Payment(3)	—	—	—	—

	Total	144,000	970,076	—	—

(1)
Value computed for each stock option grant by multiplying (i) the difference between (a) $31.74, the closing market price of a share of our common stock on December 31, 2007, the last business day of the year and (b) the exercise price per share for that option grant by (ii) the number of shares subject to that option grant.

(2)
Value determined by multiplying the number of shares that vest by $31.74, the closing market price of a share of our common stock on December 31, 2007, the last business day of the year.

(3)
In the case of a change-in-control, the standard calculations as specified under the Internal Revenue Code Section 280(g) regulations were applied to the various benefits the executive officers would receive in order to determine if any 280(g) excise taxes would be triggered and if so, what amount of 280(g) gross-up payments would be required under the terms of the change-in-control agreements.

(4)
As discussed above under "Employment Agreement with Pamela A. Joseph," a termination of Ms. Joseph due to disability would not entitle her to any annual payments, but she would be entitled to the all of the payments described in the Payments Upon Involuntary Termination column of this table.

(5)
As discussed above under "Employment Agreement with Pamela A. Joseph," Ms. Joseph is also entitled to the payments described in this column following a change-in-control of U.S. Bancorp, upon a termination of employment by Ms. Joseph without "good reason" or due to the expiration of the employment term under her employment agreement.

(6)
As discussed above under "Agreement with David M. Moffett," Mr. Moffett retired as our Vice Chairman and Chief Financial Officer effective February 27, 2007, and ceased to be an employee of U.S. Bancorp on February 29, 2008.

DIRECTOR COMPENSATION

        Fees for 2007.    For 2007, our non-employee directors received the following cash fees:

Annual retainer for service on the Board	$80,000
Additional annual retainer for Audit Committee chair	$25,000
Additional annual retainer for other committee chairs	$10,000
Additional annual retainer for Audit Committee members	$7,500
Annual retainer for non-management chairman of the board	$500,000

        In addition, for 2007, each non-employee director was granted restricted stock units and options to purchase shares of our common stock, each with a grant date value of $60,000 calculated in accordance with FAS 123R. Based on our closing stock price on the date of grant and the Black-Scholes value for stock options, these directors were granted 1,678 restricted stock units and options to purchase 33,088 shares of our common stock.

        The restricted stock units were granted under our 2001 Stock Incentive Plan and vest in four equal, annual increments beginning one year after the date of grant. Each director is entitled to receive additional restricted stock units having a fair market value equal to the amount of dividends he or she would have received had restricted stock been awarded instead of restricted stock units. The additional restricted stock units are fully vested when granted. Restricted stock units are distributable in an equivalent number of shares of our common stock if (i) the director retires in accordance with our director retirement policy, (ii) the director's service is terminated without cause, or (iii) the director voluntarily leaves service on the Board for any reason after 10 years of service. Only vested units are distributable when the director's board service ends under other circumstances, except that all units are forfeited if the director's service on the Board is terminated for cause.

        All of the stock options granted to our directors were granted under our 2001 Stock Incentive Plan, have a 10-year term, and vest in four equal, annual increments beginning one year after the date of grant. Prior to 2007, the exercise price of these stock options equaled the opening market price of our common stock on the date the option was granted. Beginning in 2007, the exercise price is our closing stock price on the date of grant. Options vest immediately and are exercisable for the remaining term of the option if (a) the director retires in accordance with our director retirement policy, (b) the director's service is terminated without cause, or (c) the director voluntarily leaves service on the Board for any reason after 10 years of service. If the director voluntarily leaves service on the Board after less than 10 years of service, then the vested options may be exercised for a period of three years. The options terminate immediately when the director's board service ends under other circumstances.

        The Compensation Committee retains Deloitte Consulting to provide expertise regarding competitive compensation practices, peer analysis, and recommendations to the Compensation Committee for guidance with respect to director compensation. To determine actual director compensation, we reviewed director compensation information for a peer group of 12 diversified financial services and financial holding companies. Our market capitalization was in the 76th percentile of the market capitalization of that peer group. Compensation for our directors was designed to result in compensation for our directors that was competitive with that provided by the peer group. It was estimated that our total average director compensation for 2007 was at approximately the 75th percentile of the peer group.

        Director Stock Ownership Guidelines.    The Compensation Committee established stock ownership guidelines for each director of ownership of 10,000 shares of our common stock. New directors must satisfy this guideline within three years after joining the Board. Existing directors have until the third anniversary of the adoption of the policy to satisfy the guideline.

        Deferred Compensation Plan Participation.    Under the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan our non-employee directors may choose to defer all or a part of their cash fees. The minimum amount that can be deferred in any calendar year is $1,000. Cash fees that are deferred are deemed to be invested in any of the following investment alternatives selected by the participant:

  •
  shares of our common stock, based on the fair market value of the common stock on the date of deferral, with dividend equivalents deemed reinvested in additional shares; or

  •
  one of several mutual funds.

        Although the plan administrator has established procedures permitting a plan participant to reallocate deferred amounts among these investment alternatives after the initial election to defer, the election to defer is irrevocable, and the deferred compensation will not be paid to the director until his or her termination of service on the Board. At that time, the director will receive, depending upon the investment alternative selected by the director, payment of the amounts credited to his or her account under the plan in a lump-sum cash payment, in shares of our common stock or in up to 20 annual cash installments. If a participant dies before the entire deferred amount has been distributed, the undistributed portion will be paid to the participant's beneficiary. The benefits under the plan otherwise are not transferable by the participant.

        Prior to the establishment of the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan, our non-employee directors could defer their cash fees into a prior U.S. Bancorp deferred compensation plan. The provisions of our 2005 plan are substantially similar to those under our prior plan, with the primary differences being the inclusion of provisions in our 2005 plan that are required to comply with the American Jobs Creation Act, including restrictions that apply to distributions. In addition, under our prior plan, a director could defer the profit amount associated with U.S. Bancorp stock options or other equity awards.

        Additional Stock Options.    Through 2007, directors could also choose to convert all or a part of their cash fees into options to purchase common stock under our 2001 Stock Incentive Plan. Directors who chose to convert their cash compensation into stock options received a number of stock options equal to (a) 150% of the amount of cash compensation deferred, divided by (b) the estimated value of an option to purchase one share of our common stock, as determined by the Black-Scholes option valuation method. The exercise price of the stock options equaled the fair market value of our common stock on the date the options were granted. The options have a ten-year term and vest in four equal, annual increments beginning one year from the date of grant. The terms governing vesting and exercise of these options are the same as those granted to all directors as part of their annual retainer.

        Director Compensation Table.    The following table shows the compensation of the members of our Board of Directors during fiscal year 2007.

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)	Option Awards ($)(3)		Total ($)
Victoria Buyniski Gluckman	80,000	(4)	87,964	111,572	(4)	279,536
Arthur D. Collins, Jr.	90,000	(4)	87,964	126,057	(4)	304,021
Peter H. Coors	80,000		87,964	80,986		248,950
Jerry A. Grundhofer(5)	500,000		62,015	59,998		622,013
Joel W. Johnson	87,500	(4)	72,651	98,079	(4)	258,230
Olivia F. Kirtley	87,500	(4)	20,316	28,114	(4)	135,930
Jerry W. Levin	90,000	(4)	87,964	126,057	(4)	304,021
David B. O'Maley	80,000	(4)	87,964	120,691	(4)	288,655
O'dell M. Owens	97,500		87,964	71,571		257,035
Richard G. Reiten	87,500	(6)	87,728	71,341		246,569
Craig D. Schnuck	80,000	(4)	55,547	67,150	(4)	202,697
Warren R. Staley	105,000	(4)	74,140	108,888	(4)	288,028
Patrick T. Stokes	90,000	(6)	87,964	71,571		249,535

(1)
Richard K. Davis, our Chairman, President and Chief Executive Officer, is not included in this table because he was an employee of U.S. Bancorp during 2007 and thus received no compensation for his service as director. The compensation he received as an employee of U.S. Bancorp is shown in the Summary Compensation Table. Douglas M. Baker, Jr., is not included is this table because he did not join our Board until January 2008.

(2)
The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2007 consolidated statement of income for the fiscal year. Each director received a restricted stock unit grant in 2007 of 1,678 units with a FAS 123R full grant value of $60,000. In addition, each director other than Mr. Grundhofer and Ms. Kirtley received 480 units as dividend equivalents with a FAS 123R full grant value of $16,300. Mr. Grundhofer received 60 units as dividend equivalents with a FAS 123R full grant value of $2,010 and Ms. Kirtley received 79 units as dividend equivalents with a FAS 123R full grant value of $2,656.

  All of the restricted stock units granted to a director are distributable in an equivalent number of shares of our common stock upon certain events including, among other things, a director voluntarily leaving service on our Board for any reason after 10 years of service or a director retiring in accordance with our director retirement policy. FAS 123R requires compensation expense to be fully reported in the year of grant for the directors with 10 years of service and are pro-rated over the vesting period of the award for the other directors.

  Each director other than Mr. Grundhofer and Ms. Kirtley held 10,904 restricted stock units as of December 31, 2007. Mr. Grundhofer held 144,729 units, all of which had been granted in respect of his service as chief executive officer, and Ms. Kirtley held 2,153 units.

(3)
The amounts in this column are calculated based on FAS 123R and equal the financial statement compensation expense as reported in our 2007 consolidated statement of income for the fiscal year. Under FAS 123R, a pro-rata portion of the total expense at time of grant is recognized over the applicable service period generally corresponding with the vesting schedule of the grant. The initial expense is based on the fair value of the stock option grants as estimated using the Black-Scholes option-pricing model. The assumptions used to arrive at the Black-Scholes value are disclosed in Note 17 to our consolidated financial statements included in our 2007 Annual Report on Form 10-K.

  The full grant date FAS 123R value of option awards granted in 2007 are as follows: Messrs. Coors, Grundhofer, Owens, Reiten and Stokes: 11,029 options with a full grant date value of $60,000; Ms. Buyniski Gluckman and Messrs. O'Maley and Schnuck: 33,088 options with a full grant date value of $180,000; Messrs. Collins and Levin: 35,845 options with a full grant date value of $195,000; Mr. Johnson and Ms. Kirtley: 35,156 options with a full grant date value of value of $191,250; and Mr. Staley: 39,981 options with a full grant date value of $217,500.

  The directors held options as of December 31, 2007, as follows:

Name	Vested Options	Unvested Options	Name	Vested Options	Unvested Options
Ms. Buyniski Gluckman	117,537	44,718	Mr. O'Maley	102,113	71,838
Mr. Collins	116,182	74,995	Dr. Owens	64,705	22,659
Mr. Coors	122,829	50,179	Mr. Reiten	63,967	22,659
Mr. Grundhofer	3,318,789	3,146,985	Mr. Schnuck	66,235	70,607
Mr. Johnson	119,401	72,312	Mr. Staley	129,513	82,213
Ms. Kirtley	464	36,551	Mr. Stokes	72,072	22,659
Mr. Levin	121,318	74,995
(4)
Mses. Buyniski Gluckman and Kirtley and Messrs. Collins, Johnson, Levin, O'Maley, Schnuck and Staley elected to convert their cash fees into options to purchase common stock under our 2001 Stock Incentive Plan in accordance with the procedures discussed above under the heading "Additional Stock Options." The number of additional options they received equaled (i) 150% of the amount of cash compensation deferred, divided by (ii) the estimated value of an option to purchase one share of our common stock, as determined by the Black-Scholes option valuation method. The FAS 123R full grant value of the 50% stock premium they received over what they would have received in cash compensation equals $40,000 for Ms. Buyniski Gluckman and Messrs. O'Maley and Schnuck; $45,000 for Messrs. Collins and Levin; $43,750 for Mr. Johnson and Ms. Kirtley; and $52,500 for Mr. Staley. In accordance with FAS 123R, the 2007 financial statement compensation expense related to this stock premium is included in the Option Awards column of this table.

(5)
Mr. Grundhofer retired from our Board of Directors on December 11, 2007.

(6)
Messrs. Reiten and Stokes chose to defer their cash fees under the U.S. Bancorp 2005 Outside Directors Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

        During fiscal year 2007, the following individuals served as members of our Compensation Committee: Arthur D. Collins, Jr., Peter H. Coors, Jerry W. Levin, Warren R. Staley and Patrick T. Stokes. None of these individuals has ever served as an officer or employee of U.S. Bancorp or any of our subsidiaries or has any relationships with U.S. Bancorp or any of our subsidiaries requiring disclosure under "Other Transactions" below. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

Other Transactions

        During 2007, U.S. Bancorp and our banking and investment subsidiaries engaged in transactions in the ordinary course of business with some of our directors and the entities with which they are associated. All loans, loan commitments and sales of notes and other banking services in connection with these transactions were made in the ordinary course of business, on substantially the same terms, including current interest rates and collateral, as those prevailing at the time for comparable transactions with others not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features.

        In addition, during 2007, U.S. Bank National Association, U.S. Bancorp's principal banking subsidiary, operated 33 branches and 72 ATMs in grocery stores owned by Schnuck Markets, Inc., of which Craig D. Schnuck, one of our directors, beneficially owns approximately 13% of the outstanding capital stock. Mr. Schnuck's sister, Nancy A. Diemer, and his four brothers, Scott C. Schnuck, Todd R. Schnuck, Mark J. Schnuck and Terry E. Schnuck, also each beneficially own approximately 13% of the outstanding capital stock of Schnuck Markets. In addition, each of Mr. Schnuck's brothers is a director of, and holds the following officer positions with, Schnuck Markets: Scott C. Schnuck, Chairman and Chief Executive Officer; Todd R. Schnuck, President; Mark J. Schnuck, Vice President; and Terry E. Schnuck, Assistant Secretary. Rent and fee payments by U.S. Bank to Schnuck Markets were approximately $1.7 million in fiscal year 2007. The consolidated gross revenues of Schnuck Markets in 2007 were approximately $2.4 billion. These transactions were conducted at arms' length in the ordinary course of business of each party to the transaction. As discussed above under the heading "Director Independence," the Board of Directors has determined that this relationship is immaterial to Mr. Schnuck and that Mr. Schnuck is an independent director.

Review of Related Person Transactions

        U.S. Bancorp has written procedures for reviewing transactions between U.S. Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer.

        We annually require each of our directors and executive officers to complete a directors' and officers' questionnaire that elicits information about related person transactions. Our Governance Committee and Board of Directors annually review all transactions and relationships disclosed in the director and officer questionnaires, and the Board makes a formal determination regarding each director's independence under our Corporate Governance Guidelines.

        In addition to the annual review, written notices are sent to the directors prior to each quarterly Board meeting reminding each director to discuss any proposed transaction involving the director and U.S. Bancorp with our General Counsel's office prior to engaging in any such transaction. Members of our legal department are also instructed to inform our General Counsel's office of any transaction between a director and U.S. Bancorp that comes to their attention.

        Upon receiving any notice of a related person transaction involving a director, our General Counsel will discuss the transaction with the Chair of our Governance Committee. If the transaction has not yet occurred and any likelihood exists that the transaction could impair the director's independence or would present a conflict of interest for the director, our General Counsel will discuss the transaction and its ramifications with the director before the transaction occurs.

        If the transaction has already occurred, our General Counsel and the Chair of our Governance Committee will review whether the transaction could affect the director's independence and determine whether a special Board meeting should be called to consider this issue. If a special Board meeting is called and the director is determined to no longer be independent, such director, if he or she serves on any of the Audit, Governance or Compensation committees, will be removed from such committee prior to (or otherwise will not participate in) any future meeting of the committee. If the transaction presents a conflict of interest, the Board will determine the appropriate response.

        Upon receiving notice of any transaction between U.S. Bancorp and an executive officer that may present a conflict of interest, our General Counsel will discuss the transaction with the Chief Executive Officer (or, if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee) to determine whether the transaction would present a conflict of interest. If the transaction has already occurred and a determination is made that a conflict of interest exists, the General Counsel, Chief Executive Officer and Executive Vice President for Human Resources will determine the appropriate response.

        U.S. Bancorp's procedures for reviewing related person transactions do not require the approval or ratification of such transactions. Accordingly, the related person transactions described above were not approved or ratified by U.S. Bancorp.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR

Audit Committee Report

        The Audit Committee of the Board of Directors is responsible for assisting the Board in monitoring the integrity of the financial statements of U.S. Bancorp, compliance by U.S. Bancorp with legal and regulatory requirements, and the independence and performance of U.S. Bancorp's internal and external auditors.

        The consolidated financial statements of U.S. Bancorp for the year ended December 31, 2007, were audited by Ernst & Young LLP, independent auditor for U.S. Bancorp.

        As part of its activities, the Audit Committee has:

  1.
  Reviewed and discussed with management the audited financial statements of U.S. Bancorp;

  2.
  Discussed with the independent auditor the matters required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees), Statement of Auditing Standards No. 99 (Consideration of Fraud in a Financial Statement Audit), and under the Securities and Exchange Commission, U.S. Public Company Accounting Oversight Board and New York Stock Exchange rules;

  3.
  Received the written disclosures and letter from the independent auditor required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and

  4.
  Discussed with the independent auditor their independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of U.S. Bancorp for the year ended December 31, 2007, be included in U.S. Bancorp's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of U.S. Bancorp

Warren R. Staley, Chair	O'dell M. Owens, M.D., M.P.H.
Olivia F. Kirtley, Vice Chair	Richard G. Reiten
Joel W. Johnson

Audit Fees

        The aggregate fees billed to us by Ernst & Young LLP for 2007 and 2006 for the audit of our consolidated financial statements included in our Annual Reports on Form 10-K, reviews of our financial statements included in each of our Quarterly Reports on Form 10-Q, and audits of financial statements of our subsidiaries required by regulation, were $6.8 million for 2007 and $6.0 million for 2006. Of that amount, $1.4 million in 2007 and $0.9 million in 2006 related to procedures required by regulators, comfort letters, consents and assistance provided with our regulatory filings.

Audit-Related Fees

        The aggregate fees billed for audit-related services provided to us by Ernst & Young LLP were $0.7 million during each of 2007 and 2006. These fees represent services including audits of pension and other employee benefit plan financial statements, audits of the financial statements of certain of our subsidiaries and affiliated entities, and reviews of internal controls not related to the audit of our consolidated financial statements.

Tax Fees

        The aggregate fees billed for tax compliance, including the preparation of and assistance with federal, state and local income tax returns, sales and use filings, foreign and other tax compliance, provided to us by Ernst & Young LLP during 2007 and 2006 were $9.6 million and $5.9 million, respectively. The aggregate fees billed for tax planning and other tax services provided to us by Ernst & Young LLP during 2007 and 2006 were $3.6 million and $3.4 million, respectively. Included in other tax services was (i) $2.7 million paid in 2007 for support in completing the business integration of various subsidiaries into Elavon Financial Services, our Irish banking subsidiary, and (ii) $2.1 million paid in 2006 for structural analysis related to filing a banking application in Ireland to support our pan-European payment processing businesses. In addition, other tax services included $0.3 million and $0.8 million for services associated with business acquisitions in 2007 and 2006, respectively. In regard to tax services, we engage Ernst & Young LLP to assist us with tax compliance services, including preparation and assistance with tax returns and filings, which we believe is more cost efficient and effective than to have only our employees conduct those services. The Public Company Accounting Oversight Board and certain investor groups have recognized that the involvement of an independent auditor in providing certain tax services may enhance the quality of an audit because it provides the auditor with better insights into a company's tax accounting activities.

All Other Fees

        Ernst & Young LLP did not provide us any other services during 2007 or 2006.

Administration of Engagement of Independent Auditor

        The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of our independent auditor. The Audit Committee has established a policy for pre-approving the services provided by our independent auditor in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by our independent auditor and an annual review of the financial plan for audit fees. To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by our independent auditor and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditor during the year.

        As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our controller or chief risk officer. These requests are required to include information on the nature of the particular service to be provided, estimated related fees and management's assessment of the impact of the service on the auditor's independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by our independent auditor.

        All of the services provided by our independent auditor in 2007 and 2006, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR

        Ernst & Young LLP began serving as our independent auditor for the fiscal year ended December 31, 2003. The Audit Committee has selected Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2008.

        While we are not required to do so, U.S. Bancorp is submitting the selection of Ernst & Young LLP to serve as our independent auditor for the fiscal year ending December 31, 2008, for ratification in order to ascertain the views of our shareholders on this appointment. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

        The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of U.S. Bancorp and our subsidiaries for the fiscal year ending December 31, 2008. Proxies will be voted FOR ratifying this selection unless otherwise specified.

PROPOSAL 3—SHAREHOLDER PROPOSAL TO ESTABLISH A POLICY TO ANNUALLY RATIFY THE COMPENSATION PAID TO THE EXECUTIVE OFFICERS NAMED IN OUR PROXY STATEMENT

        The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal

        The American Federation of State, County and Municipal Employees Pension Plan, 1625 L Street, N.W., Washington, D.C. 20036, the owner of 11,728 shares of our common stock, has advised us that it plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of The American Federation of State, County and Municipal Employees Pension Plan resolution and supporting statement is printed verbatim from its submission.

  RESOLVED, that shareholders of U.S. Bancorp request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers ("NEOs") set forth in the proxy statement's Summary Compensation Table (the "SCT") and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

        The reasons given by The American Federation of State, County and Municipal Employees Pension Plan for the resolution are as follows:

  In our view, senior executive compensation at U.S. Bancorp has not always been structured in ways that best serve shareholders' interests. For example, in 2006 Chairman and former CEO Jerry Grundhofer received $291,414 for personal use of the corporate aircraft and another $9,071 for tax gross-ups. As Chairman, Mr. Grundhofer remains entitled to continued business travel usage of the Company's corporate aircraft.

  We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast to U.S. practice, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the "directors' remuneration report," which discloses executive compensation. Such a vote isn't binding, but gives shareholders a clear voice that could help shape senior executive compensation. A recent study of executive compensation in the U.K. before and after the adoption of the shareholder advisory vote there found that CEO cash and total compensation became more sensitive to negative operating performance after the vote's adoption. (Sudhakar Balachandran et al., "Solving the Executive Compensation Problem through Shareholders Votes? Evidence from the U.K." (Oct. 2007).)

  Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. Shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

  Similarly, performance criteria submitted for shareholder approval to allow a company to deduct compensation in excess of $1 million are broad and do not constrain compensation committees in setting performance targets for particular senior executives. Withholding votes from compensation committee members who are standing for reelection is a blunt and insufficient instrument for registering dissatisfaction with the way in which the committee has administered compensation plans and policies in the previous year.

  Accordingly, we urge U.S. Bancorp's board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide U.S. Bancorp with useful information about shareholders' views on the company's senior executive compensation, as reported each year, and would facilitate constructive dialogue between shareholders and the board.

  We urge shareholders to vote for this proposal.

Board of Directors' Recommendation

        All of the members of your Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal is unnecessary and would be harmful to U.S. Bancorp and our shareholders for the following reasons:

        U.S. Bancorp's executive compensation program is intended to attract, motivate, reward and retain the senior management talent required to achieve our corporate objectives and increase shareholder value. Our compensation program is designed and administered by the Compensation Committee of our Board, which is composed entirely of independent directors and considers carefully many different compensation structures and amounts in order to provide appropriate compensation for our senior executives. For the reasons described below, we believe that adopting this proposal is unnecessary and would put our company at a competitive disadvantage.

        Our company has been a top performer among its peers for many years, and our Compensation Committee has designed the compensation packages for our senior executives to be competitive with the compensation offered by those peers with whom we compete for management talent. Targets for base salaries, annual cash bonuses and long-term incentive awards for management in 2007 were based on competitive data. Base salaries were generally targeted at the 45th percentile of our peer group companies. Target levels for annual cash bonuses are intended to give our executives the opportunity to increase total annual cash compensation to about the 60th percentile level. Target levels for long-term incentive awards are set at 70th to 75th percentile of our peer companies. The large proportion of our executive officers' total compensation that is stock-based is intended to align their interests with those of our shareholders, place more of their compensation at risk and emphasize a long-term strategic view. Compensation actually awarded to executives is based on achievement of corporate and individual objectives as well as performance relative to our industry peers.

        U.S. Bancorp's performance compared to its peers is much higher than its target compensation as compared to its peers. In 2006 and 2007, our company outperformed all of its peers in total shareholder return. Over the past ten years, the total annual return of our common stock was 8.9%, compared with an average of 3.9% for companies in the S&P 500 Commercial Bank Index, and our ten-year total shareholder return ranks first among our peer banks.

        U.S. Bancorp's performance is also reflected in our consistently industry-leading return on assets, return on equity and efficiency ratio. For 2007, our return on assets was 1.93% compared to a peer group median of 1.0%. For this period, U.S. Bancorp's return on equity was 21.3% compared to a peer group median of 11.1%, our efficiency ratio was 49.3% compared to a peer group median of 62.2%, and our company has consistently far exceeded its peers in these measures for many years. In light of our exceptional record of performance, it seems particularly inappropriate to target our company for this proposal.

        Our corporate governance policies are designed to ensure that the Board is responsive to shareholder concerns regarding executive compensation and other issues. Under these policies, any of our shareholders may communicate directly with our Board of Directors to voice disagreement with our compensation policies. An advisory vote, on the other hand, is inefficient in that it would not provide our Compensation Committee with any meaningful insight into specific shareholder concerns regarding executive compensation that it could address when considering U.S. Bancorp's remuneration policies.

        Our Board of Directors is concerned that subjecting executive compensation arrangements to a shareholder vote each year would put our company at a competitive disadvantage. We are concerned that adopting this practice could negatively affect shareholder value by creating the impression among our senior executives that our compensation opportunities may be limited or negatively affected by this practice when compared with opportunities at our competitors, who are not subject to this requirement. Moreover, approval of the proposal is not in the best interests of our shareholders because implementation of the proposal would place substantial pressure on our Compensation Committee to compensate executive management below competitive levels. If our compensation were decreased below competitive levels, U.S. Bancorp would be at a significant disadvantage in recruiting, motivating, rewarding and retaining management employees.

        Finally, U.S. Bancorp's bylaws provide for the election of directors by a majority (rather than a plurality) vote. Because of the majority vote requirement, our shareholders exercise considerable influence over the Board. Our directors are accountable to our shareholders regarding U.S. Bancorp's executive compensation policies because a substantial lack of shareholder support at an annual meeting can result in one or more directors not being re-elected. In our Board's opinion, the majority voting requirement is a more effective means of ensuring Board accountability than the non-binding referendum on executive compensation proposed by the proponent.

        The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

PROPOSAL 4—SHAREHOLDER PROPOSAL TO ESTABLISH A POLICY SEPARATING THE ROLES OF THE CHAIRMAN OF THE BOARD AND THE CHIEF EXECUTIVE OFFICER

        The Board of Directors unanimously recommends that you vote AGAINST the shareholder proposal set forth below.

Shareholder Proposal

        Gerald R. Armstrong, 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227, the owner of 9,871 shares of our common stock, has advised us that he plans to introduce the following resolution at the annual meeting. In accordance with rules of the Securities and Exchange Commission, the text of Mr. Armstrong's resolution and supporting statement is printed verbatim from his submission.

  That the shareholders of U.S. BANCORP request their Board of Directors to establish a policy separating the roles of the Chairman of the Board and the Chief Executive Officer (or President) whenever possible, so that an independent director who has not served as an executive officer of the corporation serves as the Chairman of the Board of Directors.

The reasons given by Mr. Armstrong for the resolution are as follows:

  As the primary purpose of the Board of Directors is to protect shareholders' interests by providing the independent oversight of management, including the Directors serving as Chairman of the Board and President and/or Chief Executive Officer, the proponent believes that the separation of these roles will promote greater accountability to the Board of Directors and to the shareholders whose capital has created the corporation.

  An independent Chairman of the Board could have provided independent oversight that would have prevented donations to the senatorial campaign in 2004 of a member of the Board of Directors, Peter H. Coors.

  From 2002 through most of 2004, Jerry Grundhofer served as both Chairman of the Board and President. Late in 2004, Richard K. Davis became the chief operating officer and President.

  In 2004, Mr. Grundhofer and his unemployed spouse both contributed the maximum permitted amounts to the campaign of Mr. Coors. Mr. Davis followed Mr. Grundhofer's actions by also making donations.

  Mr. Coors received these donations while serving as Chairman of the Compensation Committee of U.S. Bancorp's board of directors.

  Just whose 'sniff test' does this pass?

  It is the opinion of the proponent of this proposal that Messrs. Grundhofer and Davis were wrong in making donations and that Mr. Coors was wrong in accepting the contributions.

  The Proponent believes that an independent Board Chairman would have followed accepted practices and prohibited this conduct by all parties.

  Moreover, the increases in compensation which followed the making of the donations leads to other questions.

  Many respected institutional investors support the proposed separation. CalPER's Corporate Core Principles and Guidelines state: "the independence of a majority of the Board is not enough" and that "the leadership of the Board must embrace independence, and it must ultimately change the way in which directors interact with management."

  In order to ensure that our Board can provide the strategic director for our corporation with greater independence, respect, and accountability, please vote "FOR" this proposal.

Board of Directors' Recommendation

        All of the members of your Board of Directors recommend that you vote AGAINST this proposal. The Board believes that this proposal is unnecessary and would be harmful to U.S. Bancorp and our shareholders for the following reasons:

        Our Board of Directors is committed to the principle of independence from management and to the highest standards of corporate governance. None of our directors is a current or former employee of U.S. Bancorp except our chairman, Mr. Davis. Our Governance, Audit and Compensation Committees are composed entirely of independent directors. Our Corporate Governance Guidelines further reflect our strong commitment to independence. In these Guidelines, our Board of Directors has adopted a flexible policy regarding the issue of whether the positions of chairman and CEO should be separate or combined. This policy allows the Board to evaluate regularly whether the company is best served at any particular time by having the CEO or another director hold the position of chairman. If the position of chairman is not held by an independent director, an independent lead director is elected with powers virtually identical to those of an independent chairman.

        Our Board recently considered this issue carefully in connection with the election of a new chairman following the departure of our former chairman in December 2007. When the Board selected Mr. Davis as chairman, it also reaffirmed the strong role of the lead director, whose specific duties are described in the "Corporate Governance" section of this proxy statement. The powers and duties of chairman and lead director differ only in that the chairman presides over the normal business portion of the meetings of the Board. Since the lead director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board does not believe that the ability to preside over the normal Board meeting business sessions limits the ability of the Board to have open exchanges of views, and to address any issues the Board chooses, independently of the chairman. In addition, much of the work of the Board is conducted through its committees, none of which is chaired by the chairman of the Board.

        At this time, the Board believes there are a number of important advantages to combining the positions of chairman and CEO. The CEO is the director most familiar with our business and industry and is best situated to lead discussions on important matters affecting the business of U.S. Bancorp. Combining the CEO and chairman positions creates a firm link between management and the Board and promotes the development and implementation of corporate strategy. Importantly, the Board believes that requiring an independent chairman at this time would effectively undermine Mr. Davis, especially at this stage in our company's history. None of our peers currently has an independent chairman, and only 13% of the S&P 500 companies have one. An independent chairman has the effect of diffusing authority within the company and diminishing the stature of the CEO among employees and our peers. Accordingly, failing to elect a CEO as chairman, especially a CEO who has only recently succeeded to the position, sends a message to the company, and the industry, of a lack of confidence in the new CEO. The Board does not lack that confidence, and refuses to send such a message.

        The proponent's statement in support of his proposal is essentially a non sequitur. He suggests that separating the roles of chairman and CEO would somehow lead to a prohibition on personal political contributions to candidates who are directors. The proponent also asserts, without any substantiation, that such a prohibition is "accepted practice." The proponent further suggests, again without any substantiation, a link between such contributions and executive compensation decisions. The Board believes such suggestions are baseless and provide no rational support for the proposal to separate the roles of chairman and CEO.

        The Board currently believes that combining the roles of chairman and CEO contributes to a more efficient and effective Board, does not undermine the independence of the Board, and certainly has no bearing on the ethical integrity of the directors.

        The Board of Directors recommends that you vote AGAINST this proposal. Proxies will be voted AGAINST the proposal unless you vote in favor of it.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

        Our 2007 Annual Report to Shareholders, including financial statements for the year ended December 31, 2007, accompanies this proxy statement. The 2007 Annual Report to Shareholders is also available on our website at www.usbank.com/proxymaterials. Copies of our 2007 Annual Report on Form 10-K, which is on file with the SEC, are available to any shareholder who submits a request in writing to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402. Copies of any exhibits to the Form 10-K are also available upon written request and payment of a fee covering our reasonable expenses in furnishing the exhibits.

"HOUSEHOLDING" OF PROXY MATERIALS

        The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. Although we do not household for our registered shareholders, some brokers household U.S. Bancorp proxy materials and annual reports, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered. For copies of either or both documents, shareholders should write to Investor Relations, U.S. Bancorp, 800 Nicollet Mall, Minneapolis, Minnesota 55402, or call (866) 775-9668.

OTHER MATTERS

        We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of U.S. Bancorp.

Lee R. Mitau Secretary

Dated: March 7, 2008

LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS

Tuesday, April 15, 2008 at 11:00 a.m. Pacific time
The Benson Hotel
Mayfair Ballroom
309 Southwest Broadway
Portland, Oregon

        Beneficial owners of common stock held in street name by a broker or bank will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your broker or bank are examples of proof of ownership.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on April 15, 2008:

Our proxy statement and 2007 Annual Report are available at www.usbank.com/proxymaterials.

FOLD AND DETACH HERE

PROXY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS
April 15, 2008

The undersigned having received the Notice of Annual Meeting of Shareholders and proxy statement, revoking any proxy previously given, hereby appoint(s) Richard K. Davis and Lee R. Mitau, and either of them, as proxies to vote as directed all shares the undersigned is (are) entitled to vote at the U.S. Bancorp 2008 Annual Meeting of Shareholders and authorize(s) each to vote in his discretion upon other business as may properly come before the meeting or any adjournment or postponement thereof. If this signed proxy card contains no specific voting instructions, these shares will be voted “FOR” all nominees for director, “FOR” Item 2, “AGAINST” Items 3 and 4, and in the discretion of the named proxies on all other matters.

IF YOU DO NOT VOTE BY TOUCH-TONE PHONE OR VIA THE INTERNET,
PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE
AND RETURN IT IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted and Address Changes/Comments above, please mark corresponding box on the reverse side.)

U.S. BANCORP

INVESTOR RELATIONS

800 NICOLLET MALL

BC-MN-H23K

MINNEAPOLIS, MN 55402-4302

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 14, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by U.S. Bancorp in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 14, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to U.S. Bancorp, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	USBCP1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

U.S. BANCORP

The Board of Directors recommends a vote FOR all the listed nominees and Item 2 and AGAINST Items 3 and 4.

Vote on Directors					Vote on Proposals

Item 1 –	Election of Directors to serve until the annual meeting in 2009.	For	Against	Abstain			For	Against	Abstain

	1a. Douglas M. Baker, Jr.	☐	☐	☐	Item 2 –	Ratify selection of Ernst & Young LLP as independent auditor for the 2008 fiscal year.	☐	☐	☐

	1b. Joel W. Johnson	☐	☐	☐	Item 3 –	SHAREHOLDER PROPOSAL: Annual ratification of executive officer compensation.	☐	☐	☐

	1c. David B. O’Maley	☐	☐	☐	Item 4 –	SHAREHOLDER PROPOSAL: Separate the roles of chairman and chief executive officer.	☐	☐	☐

	1d. O’Dell M. Owens, M.D., M.P.H.	☐	☐	☐

	1e. Craig D. Schnuck	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

QuickLinks

PROXY STATEMENT TABLE OF CONTENTS
PROXY STATEMENT 2008 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 15, 2008
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 15, 2008
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1—ELECTION OF DIRECTORS
DIRECTOR NOMINEES FOR TERMS ENDING IN 2009
DIRECTORS WITH TERMS ENDING IN 2009
DIRECTORS WITH TERMS ENDING IN 2010
CORPORATE GOVERNANCE
Committee Membership
EXECUTIVE COMPENSATION
Performance Relative to Peers
Compensation Committee of the Board of Directors of U.S. Bancorp
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards At Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Potential Payments Upon Disability, Death, Involuntary Termination or Termination After a Change-in-Control
DIRECTOR COMPENSATION
Director Compensation
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITOR
Audit Committee of the Board of Directors of U.S. Bancorp
PROPOSAL 2—RATIFICATION OF SELECTION OF AUDITOR
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
"HOUSEHOLDING" OF PROXY MATERIALS
OTHER MATTERS
LOCATION OF U.S. BANCORP ANNUAL MEETING OF SHAREHOLDERS